Exhibit T3E.1

OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

D.R. Horton, Inc.

Offer to Exchange New 9.75% Senior Notes due 2010
for all outstanding 9.75% Senior Subordinated Notes due 2010
(CUSIP No. 23331AAF6) and Solicitation of Consents to
Proposed Amendments to the Related Indenture

D.R. Horton, Inc. (the “Company,” “we,” “us” or “our”) is offering to exchange (the “Offer”), upon the terms and subject to the conditions set forth in this Offering Memorandum and Consent Solicitation Statement (this “Offering Memorandum”) and the accompanying letter of transmittal and consent (the “Letter of Transmittal and Consent” and, together with this Offering Memorandum, the “Offer Documents”), up to $113.5 million aggregate principal amount of new 9.75% Senior Notes due 2010 (the “New Notes”) for any and all of the Company’s outstanding 9.75% Senior Subordinated Notes due 2010 in the aggregate principal amount of $113.5 million (the “Existing Notes”). In connection with the Offer, we are also soliciting (the “Consent Solicitation”), upon the terms and subject to the conditions set forth in this Offering Memorandum, consents (the “Consents”) of Holders (as hereinafter defined) of the Existing Notes to the Proposed Amendments (as hereinafter defined) and related execution of the Supplemental Indenture (as hereinafter defined). The Proposed Amendments would eliminate many of the restrictive covenants contained in the Indenture, dated as of September 11, 2000, as supplemented, among the Company, the guarantors party thereto and American Stock Transfer and Trust Company, as trustee (the “Trustee”) governing the Existing Notes (such indenture, as previously supplemented, the “Existing Notes Indenture”).

THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 4, 2008, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “CONSENT TIME”). THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 19, 2008, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”). EXISTING NOTES VALIDLY TENDERED AND CONSENTS VALIDLY DELIVERED MAY BE WITHDRAWN AND REVOKED AT ANY TIME PRIOR TO THE REVOCATION DEADLINE (AS DEFINED HEREIN).

Upon the terms and subject to the conditions set forth in the Offer Documents, we hereby offer to issue $1,000 principal amount of New Notes for each $1,000 principal amount of Existing Notes tendered prior to the Expiration Time (the “Exchange Consideration”). The New Notes will bear interest at the rate of 9.75% per year and will mature on September 15, 2010. Interest on the New Notes will accrue from the last date on which interest was paid on the Existing Notes and will be payable on March 15 and September 15 of each year, beginning on September 15, 2008. These are the same interest rate, maturity and payment dates as are provided for the Existing Notes. Holders whose Existing Notes are accepted for exchange in the Offer will not receive an early payment in respect of interest accrued but unpaid on the Existing Notes. The New Notes will be unsecured, senior obligations of the Company and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness, including our revolving credit facility and other senior notes. The terms applicable to the New Notes will be substantially similar to the Existing Notes except that (i) the New Notes and related guarantees will be senior obligations, rather than subordinated in right of payment as in the case of the Existing Notes, and (ii) the covenants of the New Notes will be substantially similar to those currently benefiting our Similar Senior Notes (as hereinafter defined). If we experience a change of control (as defined), we may be required to offer to purchase the New Notes at a purchase price equal to 101% of the principal amount, plus accrued interest. All of our existing and future restricted subsidiaries will guarantee the New Notes. We do not intend to apply to list the New Notes on a securities exchange or on any other market.

Holders who tender Existing Notes in the Offer prior to the Consent Time are obligated to consent to the Proposed Amendments, and Holders who submit Consents to the Proposed Amendments are obligated to tender their Existing Notes. If the Requisite Consents (as hereinafter defined) are received (and not revoked prior to the Revocation Deadline) at or prior to the Consent Time and the other conditions set forth herein are satisfied or waived, we will pay to each Holder who has validly delivered (and not revoked prior to the Revocation Deadline) a Consent prior to the Consent Time a consent payment in the amount of $10 for each $1,000 in principal amount of Existing Notes in respect of which such Consent has been validly delivered (the “Consent Payment”), with such Consent Payment to be made in cash on the date of payment under the Offer (the “Settlement Date”).

You should carefully consider the statements made in the Offer Documents, including in the section entitled “Risk Factors” in this Offering Memorandum, before deciding to exchange your Existing Notes and provide Consents to the Proposed Amendments.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the New Notes or determined that this Offering Memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offering Memorandum is May 21, 2008.

The Offer Documents (including the information incorporated herein or therein by reference) contain important information that should be read and considered carefully before you make any decision with respect to the Offer or the Consent Solicitation.

Holders must validly deliver (and not validly revoke) Consents in respect of at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any guarantor of the Existing Notes or any affiliate of the Company (the “Requisite Consents”) prior to the Consent Time in order to approve the Proposed Amendments.

Any Holder who tenders its Existing Notes pursuant to the Offer at or prior to the Consent Time must also deliver a Consent to the Proposed Amendments. Holders who validly tender (and do not validly withdraw) their Existing Notes pursuant to the Offer at or prior to the Consent Time will be deemed to have delivered their Consents by such tender. Such Holders may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. Holders may not deliver Consents without tendering the related Existing Notes.

Tenders of Existing Notes may be validly withdrawn and Consents may be validly revoked at any time prior to the time that the Requisite Consents have been received (the “Revocation Deadline”) in the manner described in “Withdrawal of Tenders and Revocation of Consents.” Following the Revocation Deadline, the Company will issue a press release announcing that the Revocation Deadline has passed. Since the Revocation Deadline may occur on any date, including a date before the Consent Time, the Company cannot predict when the Revocation Deadline may occur. Tenders of Existing Notes made prior to the Revocation Deadline may be validly withdrawn (and the related Consents validly revoked) at any time at or prior to the Revocation Deadline, but not thereafter, and tenders of Existing Notes made after the Revocation Deadline may not be validly withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents.” A valid withdrawal of tendered Existing Notes prior to the Revocation Deadline will automatically constitute the concurrent valid revocation of such Holder’s related Consent. A valid revocation of a Consent prior to the Revocation Deadline will automatically constitute the concurrent valid withdrawal of the related Existing Notes.

Holders who validly tender Existing Notes to MacKenzie Partners, Inc., as the exchange agent and information agent (the “Exchange Agent and Information Agent”), at or prior to the Consent Time and do not validly withdraw such Existing Notes prior to the Revocation Deadline, subject to the satisfaction or waiver of the conditions set forth herein, will receive the Exchange Consideration and the Consent Payment if such Existing Notes are accepted for exchange. Holders who validly tender Existing Notes after the Consent Time, but at or prior to the Expiration Time, will receive the Exchange Consideration but not the Consent Payment with respect to such Existing Notes accepted for exchange. The Settlement Date is expected to occur promptly after the Expiration Time, assuming all conditions to the Offer and the Consent Solicitation have been satisfied or waived.

For purposes of the Offer, tendered Existing Notes will be deemed to have been accepted for exchange if, as and when we give oral notice (confirmed in writing) or written notice to the Exchange Agent and Information Agent, with a copy thereof to the Trustee, of our acceptance of the Existing Notes for exchange pursuant to the Offer. In the event that the Offer or the Consent Solicitation is withdrawn or otherwise not completed, as the case may be, the Exchange Consideration and the Consent Payment will not be issued or paid.

All completed and executed Letters of Transmittal and Consent should be directed to the Exchange Agent and Information Agent at the address or facsimile number set forth on the back cover of this Offering Memorandum and on the Letter of Transmittal and Consent in accordance with the instructions set forth herein and therein. The Letter of Transmittal and Consent should not be delivered to the Company, the Trustee or Greenwich Capital Markets, Inc., Barclays Capital Inc. and Wachovia Capital Markets, LLC, the Company’s financial advisors (the “Financial Advisors”). The Company, however, reserves the right to accept any Letter of Transmittal and Consent received by it, the Trustee or the Financial Advisors.

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Promptly following receipt of the Requisite Consents, the Company will request that the Trustee execute a supplemental indenture (the “Supplemental Indenture”) embodying the Proposed Amendments. The Supplemental Indenture will become effective upon execution by the Company, the guarantors of the Existing Notes and the Trustee and the Proposed Amendments will become operative upon the Settlement Date.

Only Holders will be eligible to tender their Existing Notes and to consent to the Proposed Amendments. The term “Holder” means each person or entity in whose name any Existing Note is registered. Any beneficial owner of Existing Notes who is not a Holder must arrange with the person or entity who is the Holder, or such Holder’s assignee or nominee, to execute and deliver a Letter of Transmittal and Consent on behalf of such beneficial owner. In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent and Information Agent, DTC participants may electronically transmit their acceptance of the Offer and their Consent to the Proposed Amendments through the ATOP procedures described under “Procedures for Tendering Existing Notes and Delivering Consents.”

Our obligation to accept for exchange Existing Notes validly tendered and not validly withdrawn is conditioned upon, among other things, obtaining the Requisite Consents, the execution of the Supplemental Indenture by the Trustee and the satisfaction of the other conditions set forth herein. See “Conditions of the Offer and the Consent Solicitation”. Once the Supplemental Indenture has been executed by the Company, the guarantors of the Existing Notes and the Trustee, we agree to waive all of the General Conditions to the Offer that we are legally permitted to waive (other than a proper tender) with respect to Existing Notes tendered at or prior to the Expiration Time.

In making an investment decision in connection with the Offer or a decision in connection with the Consent Solicitation, recipients of the Offer Documents must rely on their own examination of the Company and its subsidiaries and the terms of the Offer and the Consent Solicitation, including the merits and risks involved. Recipients of the Offer Documents are not to construe the contents thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer and the Consent Solicitation.

If the Requisite Consents are received and the Proposed Amendments become operative, the Proposed Amendments will be binding on all non-tendering Holders. Existing Notes that are not tendered and accepted for exchange will remain obligations of the Company and the guarantors of the Existing Notes.

We reserve the right to waive certain conditions to the Offer or the Consent Solicitation and to accept for exchange any Existing Notes tendered pursuant to the Offer. Subject to compliance with applicable securities laws and the terms set forth in the Offer Documents, we reserve the right, but will not be obligated, to extend or amend the Offer or the Consent Solicitation. Any waiver, extension or amendment may be made by press release or another means of announcement that we deem appropriate. We reserve the right to terminate the Offer and the Consent Solicitation at any time prior to the Expiration Time under circumstances where the conditions to the Offer and the Consent Solicitation that have not been waived are not satisfied.

IMPORTANT

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE OFFER IS NOT BEING MADE TO, AND NO CONSENTS ARE BEING SOLICITED FROM, THE HOLDERS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OR GRANT SUCH CONSENT. THE DELIVERY OF THE OFFER DOCUMENTS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

NONE OF THE COMPANY, THE EXCHANGE AGENT AND INFORMATION AGENT OR THE FINANCIAL ADVISORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT

HOLDERS SHOULD TENDER EXISTING NOTES IN RESPONSE TO THE OFFER OR PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS. WE HAVE INSTRUCTED THE EXCHANGE AGENT AND INFORMATION AGENT AND THE FINANCIAL ADVISORS NOT TO SOLICIT EXCHANGES OR CONSENTS IN CONNECTION WITH THE OFFER AND THE CONSENT SOLICITATION AND NOT TO MAKE ANY RECOMMENDATION WITH RESPECT TO ACCEPTANCE OF THE OFFER AND THE CONSENT SOLICITATION. THE EXCHANGE AGENT AND INFORMATION AGENT AND THE FINANCIAL ADVISORS WILL ANSWER ANY QUESTIONS FROM HOLDERS OR BENEFICIAL OWNERS OF THE EXISTING NOTES WITH RESPECT TO THE OFFER AND THE CONSENT SOLICITATION SOLELY BY REFERENCE TO THIS OFFERING MEMORANDUM. HOLDERS OF EXISTING NOTES MAY CONTACT THE EXCHANGE AGENT AND INFORMATION AGENT AND GREENWICH CAPITAL MARKETS, INC., THE LEAD FINANCIAL ADVISOR, AT THE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE LAST PAGE OF THIS OFFERING MEMORANDUM.

WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), TO EXEMPT THE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. WE ARE ALSO RELYING ON SECTIONS 18(b)(1) AND 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE OFFER AND THE CONSENT SOLICITATION FROM STATE LAW SECURITIES REGISTRATION REQUIREMENTS.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Offering Memorandum and the information incorporated herein by reference may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “predict,” “projection,” “seek,” “strategy,” “target” or other words of similar meaning. Any or all of the forward-looking statements may not approximate actual experience, and the expectations derived from them may not be realized, due to risks, uncertainties and other factors. As a result, actual results may differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions;

•	the reduction in availability of mortgage financing and liquidity in the financial markets;

•	the limited success of our strategies in responding to adverse conditions in the industry;

•	changes in general economic, real estate, construction and other business conditions;

•	changes in interest rates or other costs of owning a home;

•	the effects of governmental regulations and environmental matters;

•	our substantial debt and our ability to comply with related debt covenants, restrictions and limitations;

•	our ability to realize our deferred income tax asset;

•	competitive conditions within our industry;

•	the availability of capital;

•	our ability to effect any future growth strategies successfully; and

•	the uncertainties inherent in home warranty and construction defect claims matters.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports incorporated by reference into this Offering Memorandum should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained under the heading “Risk Factors” below and in our annual report on Form 10-K for the year ended September 30, 2007 and our quarterly report on Form 10-Q for the quarter ended March 31, 2008, which are filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain information into this Offering Memorandum. This means that we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is considered to be part of this Offering Memorandum, except for any information that is superseded by information that is included directly in this or another document.

This Offering Memorandum incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this Offering Memorandum (other than information furnished under Items 2.02 and 7.01 of Form 8-K, which is deemed not to be incorporated by reference in this Offering Memorandum). They contain important information about our business, prospects and financial condition.

Filing	Period or Filing Date

Annual Report on Form 10-K	Year ended September 30, 2007
Quarterly Reports on Form 10-Q	Quarter ended December 31, 2007
Quarter ended March 31, 2008
Current Reports on Form 8-K	October 5, 2007
November 20, 2007
December 7, 2007
December 11, 2007
January 7, 2008
February 15, 2008
April 3, 2008
May 6, 2008

The information set forth under the captions “Proposal One — Election of Directors,” “Corporate Governance,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Requesting Documents from the Company,” “Executive Compensation,” “Beneficial Ownership of Common Stock,” and “Independent Registered Public Accountants” contained in our proxy statement relating to our January 31, 2008 annual meeting of stockholders and incorporated into our Annual Report on Form 10-K.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this Offering Memorandum and the date of the termination of the Offer. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 thereof, which is deemed not to be incorporated by reference in this Offering Memorandum), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this Offering Memorandum. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of the Offer will automatically update and supersede previous information included or incorporated by reference in this Offering Memorandum.

You can obtain any of the documents incorporated by reference in this Offering Memorandum from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this Offering Memorandum. You can obtain documents incorporated by reference in this Offering Memorandum by requesting them in writing or by telephone from us at the following address:

Investor Relations
D.R. Horton, Inc.
301 Commerce Street, Suite 500
Fort Worth, Texas 76102
(817) 390-8200

In order to ensure timely delivery, you must request the information from us no later than five business days before the Expiration Time.

SUMMARY

This is only a summary of the information contained or incorporated by reference into this Offering Memorandum. To fully understand the Offer and the Consent Solicitation, you must consider this Offering Memorandum and the detailed information incorporated by reference into them, including the financial statements and their accompanying notes. Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries. Certain descriptions in this Offering Memorandum of provisions of the Existing Notes Indenture, the Proposed Amendments or the New Notes are summaries of such provisions and are qualified herein by reference to the Existing Notes Indenture, the Supplemental Indenture and the New Notes Indenture (as hereinafter defined). The Existing Notes Indenture and the New Notes Indenture have been filed with the SEC. Copies of the Existing Notes Indenture, the Supplemental Indenture and the New Notes Indenture will be provided upon request to the Exchange Agent and Information Agent.

D.R. Horton, Inc.

D.R. Horton, Inc. is the largest homebuilding company in the United States based on homes closed during the twelve months ended March 31, 2008. We construct and sell high quality homes through our operating divisions in 27 states and 82 markets in the United States as of March 31, 2008, primarily under the name of D.R. Horton, America’s Builder. Our homes generally range in size from 1,000 to 5,000 square feet and in price from $90,000 to $900,000. Although we have maintained our position as the nation’s largest homebuilder, the current downturn in our industry has resulted in a decrease in the size of our operations and has adversely affected our operating results during fiscal 2007 and 2008, as we have been affected by, and have reacted to, the weakened market for new homes. For the year ended September 30, 2007, we closed 41,370 homes with an average closing price of approximately $259,200. For the six months ended March 31, 2008, we closed 13,268 homes with an average closing price of approximately $241,500. For the three months ended March 31, 2008, we closed 6,719 homes with an average closing price of approximately $237,800.

Through our financial services operations, we provide mortgage financing and title agency services to homebuyers in many of our homebuilding markets. DHI Mortgage, our wholly-owned subsidiary, provides mortgage financing services, principally to the purchasers of the homes we build. We generally do not seek to retain or service the mortgages we originate but, rather, seek to sell the mortgages and related servicing rights to investors. Our subsidiary title companies serve as title insurance agents by providing title insurance policies on behalf of various title underwriters, examination and closing services, primarily to the purchasers of our homes.

Our financial reporting segments consist of seven homebuilding segments and a financial services segment. Our homebuilding operations are by far the most substantial part of our business, comprising approximately 98% of consolidated revenues for the year ended September 30, 2007 and for the six months ended March 31, 2008. Our homebuilding operations generate most of their revenues from the sale of completed homes, with a lesser amount from the sale of land and lots. In addition to building traditional single-family detached homes, we also build attached homes, such as town homes, duplexes, triplexes and condominiums (including some mid-rise buildings), which share common walls and roofs. The sale of detached homes generated approximately 81% of home sales revenues for the year ended September 30, 2007 and 78% of home sales revenues for the six months ended March 31, 2008. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance agency and closing services.

Our principal executive offices are located at 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this Offering Memorandum.

Recent Developments

Quarterly Cash Dividend

In May 2008, we declared a quarterly cash dividend of seven and one-half cents ($0.075) per share, which represents a decrease in our quarterly dividend from the fifteen cents ($0.15) per share paid in the first two quarters of fiscal 2008. The dividend is payable on May 29, 2008 to stockholders of record on May 19, 2008.

Current Industry Conditions

The U.S. homebuilding industry continues to be challenged by the difficult homebuilding market downturn. Based on U.S. Census Bureau data, single family home starts in the United States dropped to their lowest level since 1991 with a seasonally adjusted annual rate of fewer than 700,000 units in March 2008, a 63% decrease from their annualized peak in January 2006. Although inventory of new homes available for sale at March 31, 2008 continued to be below 500,000 units, this balance still represented an 11 months’ supply based on the last twelve months’ sales. Demand for homes continues to be low due to the lack of consumer confidence and the reduced availability of mortgage financing as a result of more stringent underwriting standards and a weakening of credit markets. Based on research conducted by Inside Mortgage Finance Publications, total mortgages originated in 2007 decreased approximately 18% from 2006, with decreases ranging from approximately 30%-60% for Alt A, subprime and adjustable rate mortgage originations for the same time period.

For us, as well as for the homebuilding industry as a whole, supply and availability of new and existing homes, including those homes available as a result of increasing home foreclosures, has led to increased competition and margin pressure. We believe that many potential homebuyers are and will continue to approach the purchase decision more tentatively due to the general uncertainty surrounding the housing market. Competitive pricing and credit tightening in the mortgage markets have hampered prospective homebuyers’ abilities to sell their existing homes, resulting in elevated cancellation rates and lower net sale orders. These conditions have increased the competitive conditions within our industry, leading homebuilders to offer increased price reductions and sales incentives, which have harmed the industry’s overall performance.

Our Strategy

We believe the long-term fundamentals that support housing demand, namely population growth and household formation, remain solid. We also believe the negative effects of the current market conditions, although unyielding in the near term, will moderate over the long term. In the interim, we remain committed to the following initiatives related to our operating strategy in the current homebuilding business environment:

•	Reducing our land and lot inventory from current levels by:

•	selling and constructing homes;

•	selling excess land and lots;

•	significantly restricting our spending for land and lot purchases;

•	decreasing our land development spending or in some instances, suspending development in certain communities until market conditions improve; and

•	renegotiating or canceling land option purchase contracts.

•	Controlling our inventory of homes under construction by limiting the construction of unsold homes and aggressively marketing our unsold, completed homes in inventory.

•	Continuing to offer incentives and price reductions to increase sales volumes as necessary to maximize returns and cash flows.

•	Decreasing our cost of goods purchased from both vendors and subcontractors.

•	Continuing to modify our product offerings to provide more affordable homes.

•	Decreasing our selling, general and administrative infrastructure to be in line with our reduced expectations of production levels.

•	Reducing our level of debt or increasing cash balances by utilizing cash flows from operations.

These initiatives allowed us to generate significant cash flows from operations during fiscal 2007 and the six months ended March 31, 2008, which we utilized to reduce our outstanding debt and increase our liquidity. Although we cannot provide any assurances that these initiatives will be successful, we expect that our operating strategy will allow us to continue to strengthen our balance sheet and liquidity position.

Summary of the Offer and the Consent Solicitation

The Offer	We are offering to exchange New Notes for any and all of our outstanding Existing Notes validly tendered prior to the Expiration Time, upon the terms and subject to the conditions set forth in the Offer Documents. The terms applicable to the New Notes will be substantially similar to the Existing Notes except that (i) the New Notes and related guarantees will be senior obligations, rather than subordinated in right of payment as in the case of the Existing Notes, and (ii) the covenants of the New Notes will be substantially similar to those currently benefiting our Similar Senior Notes.

The Consent Solicitation	We are also soliciting Consents from the Holders to the Proposed Amendments, upon the terms and subject to the conditions set forth in the Offer Documents. By agreeing to tender your Existing Notes for exchange prior to the Consent Time, you will be deemed to have consented to the Proposed Amendments. Holders may not tender their Existing Notes prior to the Consent Time without delivering Consents. Holders may not deliver Consents without tendering the related Existing Notes.

The Proposed Amendments will eliminate many of the restrictive covenants contained in the Existing Notes Indenture, including limitations on indebtedness, restricted payments and transactions with affiliates. The requirement to offer to repurchase notes upon a change of control (as defined), restrictions on dispositions of assets and restrictions on the incurrence of liens would remain.

Purpose of the Offer and the Consent Solicitation	The purpose of the Offer is to provide the Holders of the Existing Notes with senior notes, rather than subordinated notes, having indenture covenants substantially similar to the covenants that remain applicable to our Similar Senior Notes.

The purpose of the Consent Solicitation is to obtain Consents to adopt the Proposed Amendments, which are intended to eliminate many of the restrictive covenants in the Existing Notes Indenture. See “Purpose of the Offer and the Consent Solicitation.”

Expiration Time	The Offer will expire at 5:00 p.m., New York City time, on June 19, 2008, unless extended or earlier terminated at our sole discretion.

Consent Time	The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 4, 2008, unless extended or earlier terminated at our sole discretion.

Consent Vote Required	The Exchange Agent and Information Agent must receive unrevoked Consents representing at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any guarantor of the Existing Notes or any affiliate of the Company.

Consideration for Consents and Tenders	Upon the terms and subject to the conditions set forth in the Offer Documents, the Company will issue, for each $1,000 principal amount of Existing Notes tendered prior to the Expiration Time (and not validly withdrawn prior to the Revocation Deadline),

$1,000 principal amount of New Notes. If the Requisite Consents are received (and not validly revoked prior to the Revocation Deadline) prior to the Consent Time and the other conditions set forth herein are satisfied or waived, the Company will pay on the Settlement Date to each Holder who has validly delivered (and not revoked prior to the Revocation Deadline) a Consent prior to the Consent Time a cash payment in the amount of $10 for each $1,000 in principal amount of Existing Notes in respect of which such a Consent has been validly delivered.

The Exchange Consideration or the Consent Payments will not be issued or paid if any of the conditions precedent have not been satisfied or waived. See “Conditions of the Offer and the Consent Solicitation.”

Upon the terms and subject to the conditions of the Offer and the Consent Solicitation, Holders who have validly tendered (and not validly withdrawn) their Existing Notes prior to the Expiration Time will be entitled to receive the Exchange Consideration. Upon the terms and subject to the conditions of the Offer and the Consent Solicitation, Holders who have validly tendered (and not validly withdrawn) their Existing Notes prior to the Consent Time will be entitled to receive the Consent Payment in addition to the Exchange Consideration. The Company will issue the Exchange Consideration and pay the Consent Payment, if applicable, to Holders on the Settlement Date.

Accrued Interest	Interest on the New Notes will accrue from the last date on which interest was paid on the Existing Notes and will accrue at the same rate as and be payable on the same dates as interest was payable on the Existing Notes. Holders whose Existing Notes are accepted for exchange in the Offer will not receive an early payment in respect of interest accrued but unpaid on the Existing Notes.

Acceptance of Tenders and Consents	All properly completed, executed and delivered Letters of Transmittal and Consent prior to the Expiration Time may be accepted. If the Requisite Consents are not received by the Consent Time, we may extend the Consent Solicitation for any length of time and in any manner we deem appropriate.

Conditions to the Offer and the Consent Solicitation	The Offer and the Consent Solicitation are subject to the following conditions:

• receipt of the Requisite Consents;

• execution of the Supplemental Indenture by the Company, the guarantors of the Existing Notes and the Trustee;

• the qualification of the New Notes Indenture pursuant to the provisions of the Trust Indenture Act of 1939;

• the execution of the New Notes Indenture by the Company, the guarantors of the New Notes and the Trustee;

• the execution of the New Notes by the Company and the guarantors of the New Notes and the authentication of the New Notes by the Trustee; and

• the satisfaction of the General Conditions described under “Conditions of the Offer and the Consent Solicitation.”

Once the Supplemental Indenture has been executed by the Company, the guarantors of the Existing Notes and the Trustee, we agree to waive all of the General Conditions to the Offer that we are legally permitted to waive (other than a proper tender) with respect to Existing Notes tendered after the Revocation Deadline and at or prior to the Expiration Time.

Procedure for Tenders and Consents	To be effective, Letters of Transmittal and Consent must be properly completed and executed in accordance with the instructions contained in the Offer Documents. Only Holders are entitled to tender their Existing Notes and consent.

Withdrawal of Tenders and Revocation of Consents	Tenders of Existing Notes may be validly withdrawn and Consents may be validly revoked at any time prior to the Revocation Deadline in the manner described in “Withdrawal of Tenders and Revocation of Consents.” A valid withdrawal of your Existing Notes prior to the Revocation Deadline will automatically constitute the concurrent valid revocation of the related Consent. A valid revocation of a Consent prior to the Revocation Deadline will automatically constitute the concurrent valid withdrawal of the related Existing Notes.

Delivery of Letters of Transmittal and Consent	Completed and executed Letters of Transmittal and Consent should be sent by mail, first class postage prepaid, overnight courier or hand delivery to the Exchange Agent and Information Agent at the address, or faxed to the Exchange Agent and Information Agent at the facsimile number, set forth on the back page of this Offering Memorandum.

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent and Information Agent, DTC participants may electronically transmit their acceptance of the Offer and their Consent to the Proposed Amendments through the ATOP procedures described under “Procedures for Tendering Existing Notes and Delivering Consents.”

Letters of Transmittal and Consent should not be delivered directly to the Company or the Trustee.

Absence of Proceeds	There will be no cash proceeds from the issuance of the New Notes in the Offer.

Certain U.S. Federal Income Tax Considerations	For a summary of the material U.S. federal income tax consequences of the Offer, see “Certain U.S. Federal Income Tax Considerations.”

Additional Information	Questions or requests for assistance in completing and delivering Letters of Transmittal and Consent or tendering Existing Notes or for additional copies of any Offer Document or other related documents should be directed to MacKenzie Partners, Inc., the Exchange Agent and Information Agent, at the address and telephone number set forth on the back cover of this Offering Memorandum.

Summary Description of the New Notes

The New Notes will be issued under a supplemental indenture to the Indenture, dated as of June 9, 1997, as supplemented, among the Company, the guarantors named therein and the Trustee (the “New Notes Indenture”). The following is a summary of certain terms of the New Notes Indenture and the New Notes and is qualified in its entirety by the more detailed information contained elsewhere in this Offering Memorandum. Certain descriptions in this Offering Memorandum of provisions of the New Notes Indenture are summaries of such provisions and are qualified by reference to the New Notes Indenture. Copies of the proposed New Notes Indenture will be provided upon request to the Exchange Agent and Information Agent.

Issuer	D.R. Horton, Inc.

New Notes	Up to $113.5 million aggregate principal amount of 9.75% Senior Notes due 2010. The terms applicable to the New Notes will be substantially similar to the Existing Notes except that (i) the New Notes and related guarantees will be senior obligations, rather than subordinated in right of payment as in the case of the Existing Notes, and (ii) the covenants of the New Notes will be substantially similar to those currently benefiting our Similar Senior Notes.

Maturity Date	September 15, 2010.

Interest	9.75% per year, payable semiannually on March 15 and September 15 of each year. The interest payment on September 15, 2008 will include interest from March 15, 2008, the last date on which interest on the Existing Notes was paid.

Guarantees	The Guarantors will be each of our wholly-owned subsidiaries that are restricted subsidiaries under the New Notes Indenture. The Guarantors currently guarantee the Existing Notes as well as our outstanding senior notes and our revolving credit facility. However, not all of our wholly-owned subsidiaries will be Guarantors of the New Notes or our other indebtedness. The Guarantors will not include our subsidiaries that are engaged in the financial services segment and other insignificant subsidiaries. If we cannot make payments on the New Notes when they are due, the Guarantors must make them. See “Description of New Notes” in Appendix II to this Offering Memorandum.

Change of Control	Upon a change of control as described in “Description of New Notes” in Appendix II to this Offering Memorandum, you will have the right to require us to purchase some or all of your New Notes at 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. We can give no assurance that upon such an event we will have sufficient funds to purchase any of your New Notes.

Ranking	The New Notes are our general obligations and will not be secured by any collateral. Your right to payment under the New Notes will be:

• junior to the rights of our secured creditors to the extent of the value of their security in our assets;

• equal with the rights of creditors under our other unsecured unsubordinated debt, including our revolving credit facility; and

• senior to the rights of creditors under any debt that is expressly subordinated to the New Notes (including any Existing Notes that remain outstanding after consummation of the Offer).

The guarantees of our existing and future restricted subsidiaries will also not be secured by any collateral. Your right to payment under any guarantee will be:

• junior to the rights of secured creditors to the extent of their security in the Guarantors’ assets;

• equal with the rights of creditors under the Guarantors’ other unsecured unsubordinated debt, including the Guarantors’ guarantees of our revolving credit facility; and

• senior to the rights of creditors under any Guarantors’ debt that is expressly subordinated to the guarantees (including any guarantees of Existing Notes that remain outstanding after consummation of the Offer).

At March 31, 2008, assuming that all of the Existing Notes had been exchanged for New Notes in the Offer, D.R. Horton, Inc. and the Guarantors would have had approximately $3,581.1 million of debt outstanding, including the New Notes. Of this debt, $42.8 million would have been secured debt, $3,538.3 million would have been unsubordinated unsecured debt that ranked equally with the New Notes, and there would have been no debt subordinated to the New Notes. In addition, at such date, our non-guarantor subsidiaries had approximately $164.0 million of debt outstanding.

Certain Covenants	The New Notes Indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• use assets as security in other transactions;

• create restrictions on the ability of restricted subsidiaries to make certain payments, and

• engage in mergers, consolidations or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of New Notes” in Appendix II to this Offering Memorandum under the heading “Certain Covenants.”

Listing	We do not intend to apply to list the New Notes on a securities exchange or on any other market.

Registration	The Offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the SEC. The Offer is also being made in reliance on exemptions under applicable state securities laws. Generally, the New Notes that you receive in the Offer will be freely tradeable, unless you are considered an affiliate of ours, as that term is defined in the Securities Act, or if you hold Existing Notes that were previously held by an affiliate of ours.

Certain U.S. Federal Income Tax Considerations	For a summary of the material U.S. federal income tax consequences of the Offer, see “Certain U.S. Federal Income Tax Considerations.”

Summary Consolidated Financial Information and Operating Data

The following summary consolidated financial information for the five years ended September 30, 2007 is derived from our audited consolidated financial statements, except as described in the footnotes below. The following summary consolidated financial information for the six months ended March 31, 2008 and 2007 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, management’s discussion and analysis of financial condition and results of operations, and other financial information incorporated by reference into this Offering Memorandum. These historical results are not necessarily indicative of the results to be expected in the future. Interim results for the current year are not necessarily indicative of the results that may be expected for the entire year.

	Six Months Ended March 31,		Year Ended September 30,
	2008	2007	2007	2006	2005	2004	2003
	(In millions, except per share amounts and number of homes)

Operating statement data:
Revenues:
Home sales	$3,204.8	$5,282.6	$10,721.2	$14,545.4	$13,376.6	$10,491.1	$8,334.1
Land/lot sales	126.8	135.1	367.6	215.1	252.0	166.9	218.0
Total Homebuilding	3,331.6	5,417.7	11,088.8	14,760.5	13,628.6	10,658.0	8,552.1
Financial services	67.9	108.4	207.7	290.8	235.1	182.8	176.0
Gross profit — home sales	379.4	961.3	1,848.9	3,497.6	3,416.0	2,416.5	1,712.9
Inventory impairments and land option cost write-offs	1,079.5	158.8	1,329.5	270.9	17.1	20.1	—
Gross profit (loss) — homebuilding	(677.2)	815.5	603.7	3,342.2	3,488.3	2,460.7	1,746.3
Goodwill impairment	—	—	474.1	—	—	—	—
Income (loss) before income taxes:
Homebuilding	(1,106.3)	225.9	(1,020.0)	1,878.7	2,273.0	1,508.2	914.7
Financial services	18.8	34.5	68.8	108.4	105.6	74.7	93.5
Increase in deferred tax asset valuation allowance	714.3	—	—	—	—	—	—
Net income (loss)	(1,434.5)	161.4	(712.5)	1,233.3	1,470.5	975.1	626.0
Net cash provided by (used in) operating activities	1,010.0	473.8	1,355.5	(1,190.8)	(620.7)	(422.5)	423.3
Net income (loss) per share(1):
Basic	(4.55)	0.51	(2.27)	3.94	4.71	3.14	2.11
Diluted(2)	(4.55)	0.51	(2.27)	3.90	4.62	3.09	1.99
Cash dividends declared per common share(1)	0.30	0.30	0.60	0.44	0.3075	0.215	0.135
Selected operating data:
Gross profit margin — home sales	11.8%	18.2%	17.2%	24.0%	25.5%	23.0%	20.6%
Gross profit margin — homebuilding	(20.3)%	15.1%	5.4%	22.6%	25.6%	23.1%	20.4%
Number of homes closed	13,268	19,994	41,370	53,099	51,172	43,567	35,934
Net sales orders (homes)(3)	11,773	18,754	33,687	51,980	53,232	45,263	38,725
Net sales orders ($ value)(3)	$2,588.1	$4,892.2	$8,230.6	$13,895.2	$14,643.4	$11,406.2	$9,162.3
Sales order backlog at end of period (homes)(4)	8,947	16,885	10,442	18,125	19,244	17,184	15,488
Sales order backlog at end of period ($ value)(4)	$2,077.8	$4,794.7	$2,694.4	$5,185.1	$5,835.2	$4,568.5	$3,653.4

	As of March 31,	As of September 30,
	2008	2007	2006	2005	2004	2003
	(In millions)

Balance sheet data:
Inventories	$7,065.4	$9,343.5	$11,343.1	$8,486.8	$6,567.4	$5,082.3
Total assets	8,955.2	11,556.3	14,820.7	12,514.8	8,985.2	7,279.4
Notes payable	3,744.8	4,376.8	6,078.6	4,909.6	3,499.2	2,963.2
Stockholders’ equity	4,072.8	5,586.9	6,452.9	5,360.4	3,960.7	3,031.3

(1)	All basic and diluted income per share amounts and cash dividends declared per share amounts reflect the effects of the three-for-two stock split (effected as a 50% stock dividend) of January 12, 2004 and the four-for-three stock split (effected as a 33 1/3% stock dividend) of March 16, 2005.

(2)	In October 2004, the Financial Accounting Standards Board ratified Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” (EITF 04-8). EITF 04-8 requires that shares underlying contingently convertible debt be included in diluted earnings per share computations using the if-converted method regardless of whether the market price trigger or other contingent features have been met. The effective date for EITF 04-8 was for reporting periods ending after December 15, 2004. EITF 04-8 also requires restatement of earnings per share amounts for prior periods presented during which the instrument was outstanding. In May 2001, we issued zero coupon convertible senior notes, which were converted into shares of our common stock in June 2003. During certain quarters of the year ended September 30, 2003, the market price trigger was not met and the convertible shares were not included in the computation of diluted net income per share. The adoption of EITF 04-8 reduced our diluted net income per share for the year ended September 30, 2003 by $0.06 (adjusted to reflect the effects of the three-for-two common stock split, effected as a 50% stock dividend and paid on January 12, 2004 and the four-for-three common stock split, effected as a 33 1/3% stock dividend and paid on March 16, 2005).

(3)	Represents homes placed under contract during the period, net of cancellations.

(4)	Represents homes under contract but not yet closed at the end of the period, many of which are subject to contingencies, including mortgage loan approval and buyers selling their existing homes. A portion of the contracts in backlog will not result in closings, principally due to cancellations, which have increased significantly from historical levels in the current market conditions. We cannot assure you that homes subject to pending sales contracts will close.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the five years ended September 30, 2007 and for the six months ended March 31, 2008:

	For the Six Months
	Ended March 31,	For the Fiscal Year Ended September 30,
	2008	2007	2006	2005	2004	2003
	($ in millions)

Consolidated income (loss) before income taxes	$(1,087.5)	$(951.2)	$1,987.1	$2,378.6	$1,582.9	$1,008.2
Minority interests in income before income taxes of subsidiaries which have incurred fixed charges	—	2.6	2.6	—	4.8	8.8
Minority interests in losses before income taxes of majority owned subsidiaries which have incurred losses	—	—	—	(0.3)	(0.3)	(0.9)
Distributed income of 50%-or-less-owned affiliates, net of equity income or loss	—	—	—	—	—	0.6
Amortization of capitalized interest	193.6	254.5	237.1	225.0	249.1	219.4
Interest expensed(1)	20.0	52.6	72.1	33.9	17.5	19.5

Earnings (loss)	$(873.9)	$(641.5)	$2,298.9	$2,637.2	$1,854.0	$1,255.6

Interest incurred(1)	$128.3	$356.9	$397.5	$306.8	$250.9	$253.8

Fixed charges	$128.3	$356.9	$397.5	$306.8	$250.9	$253.8

Ratio of earnings to fixed charges	—	—	5.78	8.60	7.39	4.95

Coverage deficiency	$1,002.2	$998.4	—	—	—	—

(1)	The ratio of earnings to fixed charges is computed in accordance with Item 503 of Regulation S-K and, accordingly, interest expensed and interest incurred include the estimated interest component of the Company’s rent expense. Additionally, interest expensed and interest incurred include losses on early retirement of debt of $12.1 million, $17.9 million, $4.5 million, $3.0 million and $3.8 million in fiscal 2007, 2006, 2005, 2004 and 2003, respectively.

See “Risk Factors” for a description of important risks and uncertainties that you should carefully consider in deciding whether to participate in the Offer or the Consent Solicitation.

RISK FACTORS

Set forth below are important risks and uncertainties that you should carefully consider in deciding whether to participate in the Offer or the Consent Solicitation.

Risks Relating to Non-Tendering Holders of the Existing Notes

There may be a limited market for the unexchanged Existing Notes.

The Existing Notes are listed on the New York Stock Exchange. To the extent that Existing Notes are tendered and accepted in the Offer, however, the market for the remainder of the Existing Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than a comparable debt security with a larger float. Therefore, the market price for the Existing Notes that are not tendered or not exchanged may be affected adversely to the extent that the principal amount of Existing Notes tendered pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile. The extent of the public market for the Existing Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Existing Notes after the Offer, the number of Holders or beneficial owners of such Existing Notes remaining at such time and other factors.

The Proposed Amendments, if they become operative, would have an adverse effect on any unexchanged Existing Notes.

If the Offer and the Consent Solicitation are consummated and the Proposed Amendments become operative, any Existing Notes that are not tendered or exchanged pursuant to the Offer will no longer be entitled to the benefits of many of the restrictive covenants and certain other provisions that will have been amended or eliminated from the Existing Notes Indenture by the Proposed Amendments. The Proposed Amendments would delete many restrictive provisions, including, without limitation, covenants relating to our ability to incur indebtedness, pay dividends or make other restricted payments or engage in transactions with affiliates. The elimination or modification of such provisions would permit us to take actions that could increase the credit risks faced by the Holders of any Existing Notes, as Holders of our only series of public senior subordinated debt. These may adversely affect the market price of such Existing Notes or otherwise be adverse to the interests of the Holders of such remaining Existing Notes.

If we consummate the Offer, the unexchanged Existing Notes will remain subordinated to our senior indebtedness, including the New Notes.

If we consummate the Offer, New Notes will be issued in exchange for Existing Notes and the amount of our senior indebtedness will increase by the amount of New Notes issued in the Offer. All New Notes will be unsubordinated senior obligations of the Company and the Guarantors and the obligations of the Company and the Guarantors under the Existing Notes that remain unexchanged will remain subordinated in right of payment to the obligations under our senior indebtedness, including the New Notes. Upon any distribution of assets in any dissolution, winding up, liquidation, bankruptcy, insolvency, receivership or other proceeding relating to the Company or any such Guarantor, all senior indebtedness, including the New Notes, must be paid in full before any amounts owed under the Existing Notes may be paid. As a result, the Holders of the unexchanged Existing Notes may recover less, ratably, than the Holders of the New Notes or other creditors of the Company or any such Guarantor. In addition, in case of certain defaults on the New Notes, the Company will not be permitted to make payments on the Existing Notes.

We cannot assure non-tendering Holders of the Existing Notes that, if we consummate the Offer, existing ratings for the Existing Notes will be maintained.

We cannot assure you that, as a result of the Offer, the rating agencies, including Standard & Poor’s Rating Service, Moody’s Investors Service and Fitch Rating, will not downgrade or negatively comment upon the ratings of the Existing Notes. Any such downgrade or negative comments may adversely affect the market price of the Existing Notes.

Risks Relating to Holders Tendering in the Offer

We cannot assure you that an active trading market will develop for the New Notes.

The New Notes are a new issue of securities. There is no active public trading market for the New Notes. We do not intend to apply for listing of the New Notes and the related guarantees on a securities exchange or on any other market. We cannot assure you that an active trading market will develop for the New Notes, that you will be able to sell the New Notes, or that, even if you can sell the New Notes, you will be able to sell them at an acceptable price. The trading price of the New Notes could be affected by many factors, including the number of holders of the New Notes, the overall market for similar securities, our financial performance and prospects, and prospects for companies in our industry generally.

The consummation of the Offer may be delayed or may not occur at all.

We are not obligated to complete the Offer unless and until all conditions to the Offer have been met. In addition, we may extend the Offer at any time and from time to time at our sole discretion. Accordingly, Holders participating in the Offer may have to wait longer than expected to receive their New Notes if the Offer is consummated or to have their Existing Notes returned to them if the Offer is not consummated. From the time such Existing Notes are tendered into the Offer until they are validly withdrawn or the termination of the Offer, Holders of Existing Notes will not be able to transfer their Existing Notes.

The New Notes Indenture will not include certain covenants currently included in the Existing Notes Indenture.

The New Notes Indenture will not contain covenants restricting indebtedness, dividends and other restricted payments and transactions with affiliates, all of which are included in the Existing Notes Indenture. As a result, the Company may engage in certain transactions in which it would not otherwise have been able to engage without the consent of the Holders of the Existing Notes.

The U.S. federal income tax consequences of the exchange of the Existing Notes for New Notes are not entirely certain.

We intend to take the position that the exchange of New Notes for Existing Notes will be an exchange of securities pursuant to a recapitalization of the Company, and accordingly that no gain or loss will be recognized by a Holder who exchanges Existing Notes for New Notes pursuant to the Offer, apart from the receipt of the Consent Payment. That position, however, is subject to uncertainty and could be challenged by the Internal Revenue Service (“IRS”). If, contrary to our position, the exchange is not treated as an exchange of securities pursuant to a recapitalization, the tax consequences to you could materially differ. A Holder could be required to recognize gain in an amount equal to the excess of the fair market value of the New Notes received in the exchange over the Holder’s adjusted tax basis in the Existing Notes.

You should consider the U.S. federal income tax consequences of owning New Notes.

The New Notes may be issued with original issue discount (“OID”) if their “stated redemption price at maturity” exceeds their “issue price,” and such OID would accrue as taxable interest income using a constant yield method over the life of the New Notes. Alternatively, the New Notes may be issued with bond premium (which may be amortizable using a constant yield method to the extent provided in Section 171 of the Internal Revenue Code) if a Holder’s adjusted tax basis in the New Notes exceeds the amount payable at maturity. Also, normal federal income tax consequences relating to the ownership of, receipt of payments with respect to, and disposition of New Notes will be applicable.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

Although you will be direct creditors of the Guarantors by virtue of the guarantees, a court could void or subordinate any Guarantor’s guarantee under the fraudulent conveyance laws if existing or future creditors of any such Guarantor were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

If you do not properly tender your Existing Notes, you will not receive New Notes in the Offer, and you may not be able to sell your Existing Notes.

We will issue New Notes only in exchange for Existing Notes that are timely received by the Exchange Agent and Information Agent, together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Existing Notes, and you should carefully follow the instructions on how to tender your Existing Notes. Neither we nor the Exchange Agent and Information Agent is required to tell you of any defects or irregularities with respect to your tender of Existing Notes. If you do not tender your Existing Notes or if we do not accept your Existing Notes because you did not tender your Existing Notes properly, then, after we consummate the Offer, you will continue to hold Existing Notes and you will be subject to the risks of holding such Existing Notes.

Risks Related to our Business

The homebuilding industry is undergoing a significant downturn, and its duration and ultimate severity are uncertain. Further deterioration in industry conditions or in the broader economic conditions of the markets where we operate could further decrease demand and pricing for new homes and have additional adverse effects on our operations and financial results.

The homebuilding industry is cyclical and is significantly affected by changes in industry conditions, as well as in general and local economic conditions, such as:

•	employment levels;

•	availability of financing for homebuyers;

•	interest rates;

•	consumer confidence;

•	levels of new and existing homes for sale;

•	demographic trends; and

•	housing demand.

These may occur on a national scale or may affect some of the regions or markets in which we operate more than others. When adverse conditions affect any of our larger markets, they have a proportionately greater impact on us than on some other homebuilding companies. Our operations in previously strong markets, particularly California, Florida and Nevada, where we have significant inventory, have more adversely affected our financial results than our other markets in the current downturn.

An oversupply of alternatives to new homes, such as existing homes, including homes held for sale by investors and speculators, foreclosed homes and rental properties, can also reduce our ability to sell new homes and depress new home prices and reduce our margins on the sales of new homes.

During fiscal 2007, and continuing in fiscal 2008, the already difficult conditions within the industry became progressively more challenging as demand for new homes continued to decline in most of our markets. The slowing demand, combined with the continued elevation in our sales cancellation rate, caused our sales results to be significantly below expectations. Also, our gross profit from home sales revenues continued to decline as we offered higher levels of incentives and price concessions in attempts to stimulate demand in our communities.

We believe that housing market conditions will continue to be challenging and may deteriorate further. In addition, the efforts of the federal government to respond to these conditions have had a limited impact, and we cannot make any assurance that contemplated or future efforts will be enacted, or if enacted, that they will provide any significant relief. We cannot predict the duration or ultimate severity of these challenging conditions.

The reduction in availability of mortgage financing and the volatility and reduction in liquidity in the financial markets have adversely affected our business, and the duration and ultimate severity of the effects are uncertain.

During fiscal 2007, and continuing in fiscal 2008, the mortgage lending industry experienced significant instability due to, among other things, defaults on subprime loans and other loans that are not eligible for sale to Fannie Mae and Freddie Mac, which we refer to as nonconforming loans, and a resulting decline in the market value of such loans. In light of these developments, lenders, investors, regulators and other third parties questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years. This has led to reduced investor demand for mortgage loans and mortgage-backed securities, tightened credit requirements, reduced liquidity and increased credit risk premiums. A deterioration in credit quality among subprime and other nonconforming loans has caused almost all lenders to eliminate subprime mortgages and most other loan products that are not conforming loans, Federal Housing Administration/Veterans Administration-eligible loans or jumbo loans (which meet conforming underwriting guidelines other than loan size). Fewer loan products, tighter loan qualifications and a reduced willingness of lenders to make loans in turn make it more difficult for some borrowers to finance the purchase of our homes and for some buyers of existing homes from our move-up buyers to finance the purchase of the move-up buyer’s existing home. These factors have served to reduce the pool of qualified homebuyers and made it more difficult to sell to first time and first time move-up buyers which have long made up a substantial part of our customers. These reductions in demand have adversely affected our operations and financial results, and the duration and severity of the effects are uncertain.

We believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry is very important to the housing market. These entities have recently reported losses as a result of deteriorating housing and credit market conditions. These losses have reduced their equity, which may limit their ability to acquire mortgages. Any limitations or restrictions on the availability of the financing or on the liquidity provided by them could adversely affect mortgage interest rates, mortgage availability and our sales of new homes and mortgage loans.

Our strategies in responding to the adverse conditions in the homebuilding industry have had limited success, and the continued implementation of these and other strategies may not be successful.

While we have been successful in generating positive operating cash flow and reducing our inventories in fiscal 2007 and the first two quarters of fiscal 2008, we have done so at significantly reduced gross profit levels and have incurred significant asset impairment charges. These have contributed to the net loss we recognized in fiscal 2007 and the first two quarters of fiscal 2008. Also, in fiscal 2007, and continuing in fiscal 2008, notwithstanding our sales strategies, we continued to experience an elevated rate of sales contract cancellations. We believe that the increase in the cancellation rate is largely due to a decrease in homebuyer confidence, due principally to continued price declines and increases in the level of sales incentives for both new and existing homes. A more restrictive mortgage lending environment and the inability of some buyers to sell their existing homes have also impacted cancellations. Many of the factors that affect new sales and cancellation rates are beyond our control. It is uncertain how long the reduction in sales and the increased level of cancellations will continue.

The homebuilding industry continues to be cyclical and affected by changes in general economic, real estate or other business conditions that could adversely affect our business or financial results.

Inventory Risks.  Inventory risks are substantial for our homebuilding business. The risks inherent in controlling or purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. Our deposits for building lots controlled under option or similar contracts may be put at risk. The value of undeveloped land, building lots and housing inventories can also fluctuate significantly as a result of changing market conditions. In addition, inventory carrying costs can be significant and can result in reduced margins or losses in a poorly performing project or market. In the present weak market conditions, we have sold homes and land for lower profit margins than in the past and we have recorded significant inventory impairment charges.

Historically, our goals for years of supply for ownership and control of land and building lots were based on management’s expectations for future volume growth. In light of the much weaker market conditions encountered in fiscal 2006, which further deteriorated in fiscal 2007 and the first two quarters of fiscal 2008, our expectations changed and we significantly slowed our purchases of land and lots as part of our strategy to reduce our inventory to better match our reduced rate of production. We terminated numerous land option contracts and wrote off earnest money deposits and pre-acquisition costs related to these option contracts. We cannot make any assurances that the measures we employ to manage inventory risks and costs will be successful.

Supply Risks.  The homebuilding industry has from time to time experienced significant difficulties that can affect the cost or timing of construction, including:

•	difficulty in acquiring land suitable for residential building at affordable prices in locations where our potential customers want to live;

•	shortages of qualified trades people;

•	reliance on local subcontractors, who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

Risks from Nature.  Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires, volcanic activity, droughts, and floods, can harm our homebuilding business. These can delay home closings, adversely affect the cost or availability of materials or labor, or damage homes under construction. The climates and geology of many of the states in which we operate, including California, Florida and Texas, where we have some of our larger operations, present increased risks of adverse weather or natural disaster.

Risks Related to National Security.  Continued military deployments in the Middle East and other overseas regions, terrorist attacks, other acts of violence or threats to national security, and any corresponding response by the United States or others, or related domestic or international instability, may adversely affect general economic conditions or cause a slowdown of the national economy.

Consequences.  As a result of the foregoing matters, potential customers may be less able or willing to buy our homes, or we may take longer or incur more costs to build them. Because of current market conditions, we have not been able to recapture any increased costs by raising prices. In the future, our ability to do so may also be limited by market conditions or because we fix our prices in advance of delivery by signing home sales contracts. We may be unable to change the mix of our home offerings or the affordability of our homes to maintain our margins or satisfactorily address changing market conditions in other ways. In addition, cancellations of home sales contracts in backlog may increase as homebuyers cancel or do not honor their contracts.

Our financial services business is closely related to our homebuilding business, as it originates mortgage loans principally to purchasers of the homes we build. A decrease in the demand for our homes because of the foregoing matters may also adversely affect the financial results of this segment of our business. An increase in the default rate on the mortgages we originate may adversely affect our ability to sell the mortgages or the pricing we receive upon the sale of mortgages or may increase our repurchase obligations for previous originations.

Increases in mortgage interest rates, reductions in mortgage availability or increases in other costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or our financial results. During fiscal 2007 and continuing in fiscal 2008, we experienced a reduction in the types of mortgage products available to our customers.

Most of our customers finance their home purchases through lenders providing mortgage financing. Prior to the recent volatility in the financial markets, mortgage interest rates were at historical lows and a variety of mortgage products were available. As a result, homeownership became more accessible. The mortgage products available included features that allowed buyers to obtain financing for a significant portion, up to all, of the purchase price of the home, had very limited underwriting requirements or provided for lower initial monthly payments. As a result, more people were able to qualify for mortgage financing. During fiscal 2007, and continuing into fiscal 2008, there have been significant decreases in the type of mortgage products available and a general increase in qualification requirements for mortgages such that fewer people are able to qualify for and obtain mortgage financing. These factors have contributed to a reduction in the demand for new homes.

Some of our homebuyers use down payment assistance programs, which allow homebuyers to receive gift funds from non-profit corporations to be used as a down payment. Homebuilders are a source of funding for these programs. The Department of Housing and Urban Development (HUD) and Congress are considering limitations and further regulation of these programs. New restrictions may limit the ability of seller-funded non-profit corporations to fund down payment assistance programs for government-insured mortgage loans. Although the outcome of recent litigation has prevented HUD from issuing a rule that eliminates seller-funded down payment assistance as an acceptable minimum investment in the property for FHA insured loans, there can be no assurance that other limitations will not be implemented or enacted. If, as a result of legislative, regulatory or other action, the gift fund programs that some of our customers use would no longer be available to them, we would expect to seek other financing alternatives and seek different down payment programs for those customers who meet applicable guidelines. There can be no assurance, however, that any such alternative programs would be as attractive to our customers as the programs offered today and that our sales would not suffer.

We believe that the availability of FHA and VA mortgage financing is an important factor in marketing some of our homes. Any limitations or restrictions on the availability of the financing provided by them could adversely affect mortgage interest rates, the availability of certain mortgage products and our sales of new homes and mortgage loans. While legislation is currently pending that seeks to expand the availability of FHA mortgage insurance, there can be no assurance that such legislation, or any other similar legislation that may be considered, will be enacted into law.

Even if potential customers do not need financing, changes in interest rates and the availability of mortgage products may make it harder for them to sell their current homes to potential buyers who need financing.

Significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual’s federal, and in some cases state, income taxes, subject to various limitations under current tax law and policy. If the federal government or a state government changes its income tax laws, as has been discussed, to eliminate or substantially modify these income tax deductions, the after-tax cost of owning a new home could increase for many of our potential customers. The resulting loss or reduction of homeowner tax deductions, if such tax law changes were enacted without offsetting provisions, could adversely impact demand for and sales prices of new homes.

These matters may adversely affect the sales or pricing of our homes and may also reduce the volume or margins in our financial services business. The impact on our financial services business may be compounded to the extent we are unable to match interest rates and amounts on loans we have committed to originate through the various hedging strategies we employ.

Governmental regulations could increase the cost and limit the availability of our development and homebuilding projects or affect our related financial services operations and adversely affect our business or financial results.

We are subject to extensive and complex regulations that affect land development and home construction, including zoning, density restrictions, building design and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay or increase the costs of development or home construction.

New housing developments may be subject to various assessments for schools, parks, streets and other public improvements, which could cause an increase in the total cost of homeownership. In addition, increases in property tax rates by local governmental authorities, as experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes.

We are subject to a variety of local, state and federal laws and regulations concerning protection of health, safety and the environment. The impact of environmental laws varies depending upon the prior uses of the building site or adjoining properties and may be greater in areas with less supply where undeveloped land or desirable alternatives are less available. These matters may result in delays, may cause us to incur substantial compliance, remediation, mitigation and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.

Our financial services operations are also subject to numerous federal, state and local laws and regulations. These include eligibility requirements for participation in federal loan programs, compliance with consumer lending and similar requirements such as disclosure requirements, prohibitions against discrimination and real estate settlement procedures. They may also subject our operations to examination by the applicable agencies. These factors may limit our ability to provide mortgage financing or title services to potential purchasers of our homes.

Additionally, HUD has proposed changes to the Real Estate Settlement Procedures Act with a stated intent to “Simplify and Improve the Process of Obtaining Mortgages and Reduce Consumer Settlement Costs.” Among the proposed changes is a modification to the existing rule that, if implemented, would no longer allow homebuilders and other sellers of real estate to provide certain incentives for the use of their affiliated mortgage and title providers. If the rules are adopted as proposed, they could negatively impact the number of loans and closings provided by our financial services entities. HUD is accepting comments from the industry through June 12, 2008, and it is uncertain if these proposed rules will ultimately be implemented.

Our substantial debt could adversely affect our financial condition.

We have a significant amount of debt. As of March 31, 2008, our consolidated debt was $3,744.8 million. In the ordinary course of business, we may incur significant additional debt, to the extent permitted by our revolving credit facility, our indentures and the credit facility of our financial services subsidiaries.

Possible Consequences.  The amount of our debt could have important consequences. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of our debt and reduce our ability to use our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

Dependence on Future Performance.  Our ability to meet our debt service and other obligations will depend upon our future financial performance. We are engaged in businesses that are substantially affected by changes in industry and economic conditions. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of debt or equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our credit facilities bear interest at floating rates and our interest rate swap agreement fixes our interest rate for only a portion of these borrowings.

As of March 31, 2008, the scheduled maturities of principal on our outstanding debt for the subsequent 12 months totaled $777.2 million, including $164.0 million in financial services debt that must be renewed annually. Based on the current level of operations, we believe our cash flow from operations, available cash, available borrowings under our credit facilities and our ability to access the capital markets and to refinance or renew our facilities in a timely manner will be adequate to meet our future cash needs. We cannot, however, make any assurances that in the future our business will generate sufficient cash flow from operations or that borrowings or access to the capital markets or refinancing or renewal facilities will be available to us in amounts sufficient to enable us to pay or refinance our indebtedness or to fund other cash needs.

Indenture and Credit Facility Restrictions.  Our revolving credit facility and the Existing Notes Indenture impose restrictions on our operations and activities. The most significant restrictions relate to limits on investments, cash dividends, stock repurchases and other restricted payments, incurrence of indebtedness, creation of liens and asset dispositions. In addition, our revolving credit facility requires maintenance of a maximum leverage ratio, a minimum tangible net worth and compliance with other financial covenants. In addition, the indentures governing our senior notes impose restrictions on the creation of liens. If we fail to comply with any of these restrictions or covenants, the trustees, the noteholders or the lending banks, as applicable, could cause our debt to become due and payable prior to maturity. In addition, if the margins by which we meet the financial covenants in our revolving credit facility are reduced significantly in the future, we or our lenders may seek to negotiate revised terms for the facility that could increase the cost, reduce the availability or change other conditions of the facility.

The credit facility of our financial services subsidiaries also requires the maintenance of minimum levels of tangible net worth, ratio of debt to tangible net worth and net income by our financial services subsidiaries. A failure to comply with these requirements could allow the lending banks to terminate the availability of funds to the financial services subsidiaries or cause their debt to become due and payable prior to maturity.

Changes in Debt Ratings.  In the first quarter of fiscal 2008, two of the agencies that rate our debt lowered our ratings below investment grade. One of these agencies recently lowered our debt ratings further and its outlook on our ratings remains negative. A third agency has a negative outlook on its investment grade rating of our debt. Because we no longer maintain our investment grade credit ratings from two of these agencies, available credit under our revolving credit facility is subject to limitations based on specified percentages of unencumbered inventory, cash and cash equivalents and the amount of other senior unsecured indebtedness. Additionally, we are now subject to limitation on the number of unsold homes and the amount of developed lots and lots under development included in inventory. The cost of such capital has increased and could increase more with a further lowering of our debt ratings. The loss of our investment grade rating and the further lowering of our debt ratings could also make accessing the public debt markets more difficult and expensive.

Change of Control Purchase Options.  If a change of control occurs as defined in the indentures governing many series of our senior notes and the Existing Notes, constituting $1,648.5 million principal amount in the aggregate as of March 31, 2008, we would be required to offer to purchase such notes at 101%

of their principal amount, together with all accrued and unpaid interest, if any. Moreover, a change of control may also result in the acceleration of our revolving credit facility and our financial services credit facility. If purchase offers were required under the indentures for these notes or these credit facilities were accelerated, we can give no assurance that we would have sufficient funds to pay the amounts that we would be required to purchase or repay. At March 31, 2008, we did not have sufficient funds available to purchase or pay all of such outstanding debt upon a change of control.

Impact of Financial Services Debt.  Our financial services business is conducted through subsidiaries that are not restricted by our indentures or revolving credit facility. The ability of our financial services subsidiaries to provide funds to our homebuilding operations, however, is subject to restrictions in their own credit facility. These funds would not be available to us upon the occurrence and during the continuance of defaults under this facility. Moreover, our right to receive assets from these subsidiaries upon liquidation or recapitalization will be subject to the prior claims of the creditors of these subsidiaries. Any claims we may have to funds from this segment would be subordinate to subsidiary indebtedness to the extent of any security for such indebtedness and to any indebtedness otherwise recognized as senior to our claims.

Failure to comply with certain financial tests or meet ratios contained in our revolving credit facility and the Existing Notes Indenture could preclude the payment of dividends, impose restrictions on our business, capital resources or other activities or otherwise adversely affect us.

Our revolving credit facility requires us to maintain certain levels of leverage, tangible net worth and components of inventory. The facility also includes a borrowing base requirement that is currently in effect which limits availability based upon, among other things, certain levels of inventory. If we do not maintain the requisite levels, we may not be able to pay dividends or available financing could be reduced. In addition, if an event of default results, the lenders could cease further funding under the facility and declare any outstanding amounts due and payable. The lenders could also seek to renegotiate the terms of the facility or impose further restrictions on our ability to pay dividends, obtain other financing or engage in other activities.

The Existing Notes Indenture contains an interest coverage ratio, which, if not met, would preclude us from making certain restricted payments, including dividends, and incurring additional debt other than certain refinancing indebtedness, purchase money indebtedness or other permitted indebtedness, including $1 billion principal amount of indebtedness under our revolving credit facility at any time outstanding.

At March 31, 2008, we were in compliance with all of the covenants, limitations and restrictions that form a part of the bank revolving credit facility and the Existing Notes Indenture. However, the margins by which we have complied with the tangible net worth covenant of our revolving credit facility and the interest coverage ratio of the Existing Notes Indenture have declined. If our operating results continue at current levels, tangible net worth and the interest coverage ratio will likely decline below the required levels by the end of fiscal 2008. Moreover, the decline of our tangible net worth below required levels could occur sooner if we experience significant additional asset impairments in the current fiscal quarter. Consequently, we intend to seek an amendment to our revolving credit facility to modify the covenant provisions included in the facility before the end of the quarter. The amendment may also include, among other things, a reduction in the commitment amount under this facility. Additionally, we intend to address the interest coverage ratio of the Existing Notes Indenture through the Offer and the Proposed Amendments. We cannot assure that we will be successful in these efforts or that the terms or amount of any revised financing will not have an adverse effect on us, our business, capital resources or financial results.

Homebuilding and financial services are very competitive, and competitive conditions could adversely affect our business or our financial results.

The homebuilding industry is highly competitive. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by such homebuilders. We also compete with existing home sales and rental properties. The competitive conditions in the homebuilding industry can result in:

•	lower sales;

•	lower selling prices;

•	increased selling incentives;

•	lower profit margins;

•	impairments in the value of our inventory, goodwill and other assets;

•	difficulty in effecting our strategies to reduce inventory;

•	difficulty in acquiring suitable land, raw materials, and skilled labor at acceptable prices; or

•	delays in construction of our homes;

Our financial services business competes with other mortgage lenders, including national, regional and local mortgage banks and other financial institutions. Mortgage lenders with greater access to capital markets or different lending criteria may be able to offer more attractive financing to potential customers.

When we are affected by these competitive conditions, our business and financial results could be adversely affected. In the current downturn in the homebuilding industry, the reactions of our competitors may have reduced the effectiveness of our efforts to achieve pricing stability and reduce our inventory levels.

Our future operations may require additional capital, which may not be available.

Our operations require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity, debt issuances or additional bank borrowings, for our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. Moreover, the indentures for our outstanding public debt and the covenants of our credit facilities contain provisions that may restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce the level of our business and may adversely affect our financial results.

We cannot make any assurances that any future growth strategies will be successful.

Since 1993, we have acquired many homebuilding companies. Although we focused on internal growth in recent years, we may make strategic acquisitions of homebuilding companies in the future. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that we would be able to identify, acquire and integrate successfully strategic acquisitions in the future. Acquisitions can result in the dilution of existing stockholders if we issue our common stock as consideration or reduce our liquidity or increase our debt if we fund them with cash. In addition, acquisitions can expose us to valuation risks, including the risk of writing off goodwill related to such acquisitions based on the subsequent results of the operating segments to which the acquired businesses were assigned. The risk of write-offs related to goodwill impairment increases during a cyclical housing downturn when profitability of our operating segments may decline, as evidenced by the goodwill impairment charges we recognized in fiscal 2007. Moreover, we may not be able to implement successfully our operating and future growth strategies within our existing markets.

We may not realize our deferred income tax asset.

As of March 31, 2008, we have a deferred income tax asset of $545.5 million which is net of a valuation allowance of $719.0 million. The ultimate realization of the deferred income tax asset is dependent upon the taxable income available in current statutory carryback periods, reversals of existing taxable temporary differences, tax planning strategies and our ability to generate taxable income within the statutory carryforward periods. Based on our assessment, including the implementation of certain tax planning strategies, the realization of approximately $719.0 million of our deferred income tax asset is dependent upon the generation of future taxable income during the statutory carryforward periods in which the related temporary differences become deductible. The use of net operating loss carryforwards is also subject to limitations should there be more than a 50% change in ownership of our common stock within a three-year period as measured under the applicable tax regulations. The remaining deferred income tax asset of $545.5 million for which there are no valuation allowances relate to amounts that are expected to be primarily realized through net operating loss carrybacks to tax years 2006 and 2007.

The accounting for deferred income taxes is based upon an estimate of future results and the valuation allowance may be increased or decreased as conditions change or if we are unable to implement certain tax planning strategies. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position. Changes in tax laws could also affect actual tax results and the valuation of deferred income tax assets over time.

Homebuilding is subject to home warranty and construction defect claims in the ordinary course of business that can be significant.

As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. As a consequence, we maintain product liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to workmanship and materials, and create warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. Contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of product liability insurance for construction defects are currently limited and costly. We have responded to increases in insurance costs and coverage limitations in recent years by increasing our self-insured retentions and claim reserves. There can be no assurance that coverage will not be further restricted or become more costly.

PURPOSE OF THE OFFER AND THE CONSENT SOLICITATION

The purpose of the Offer is to exchange the New Notes for any and all outstanding Existing Notes. The purpose of the Consent Solicitation is to obtain the Consents in order to adopt the Proposed Amendments, which would amend the Existing Notes Indenture to eliminate many of its restrictive covenants.

The Existing Notes were issued in September 2000 to finance, in part, the growth of our business at that time. The Existing Notes were one of two series of senior subordinated notes issued by us, although we assumed other senior subordinated notes in connection with acquisitions. All series of senior subordinated notes other than the Existing Notes have been repaid.

The restrictive covenants in the Existing Notes Indenture are substantially similar to the indenture covenants for several series of senior notes that we issued before the Existing Notes, except for additional covenants that reflect the senior subordinated ranking of the Existing Notes. As of March 31, 2008, of the $3,424.8 million principal amount of senior notes we had outstanding, $1,535.0 million principal amount were initially issued with such substantially similar indenture covenants (the “Similar Senior Notes”), including some series issued after the Existing Notes. Many of the covenants applicable to the Similar Senior Notes have ceased to apply, including limitations on indebtedness, payment of dividends, stock repurchases and other restricted payments, and transactions with affiliates.

The Offer is intended to provide the Holders of the Existing Notes with senior notes, rather than subordinated notes, having indenture covenants substantially similar to the covenants that remain applicable to the Similar Senior Notes. The Proposed Amendments are intended to eliminate covenants in the Existing Notes Indenture similar to the covenants that ceased to apply to the Similar Senior Notes and can be eliminated by majority consent.

At March 31, 2008, we were in compliance with all of the covenants in the Existing Notes Indenture, including the restrictions on the incurrence of indebtedness and the making of restricted payments that would be eliminated in the Proposed Amendments and not included in the New Notes Indenture. Although these covenants do not require us to maintain minimum levels of earnings, cash flow or net worth, they can operate to limit future increases in the level of our debt and prohibit dividends, stock repurchases or other restrictive payments if our consolidated fixed charge coverage ratio (as defined in the Existing Notes Indenture) for four fiscal quarters is not at least 2.0 to 1.0. This ratio and our compliance with it are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity — Homebuilding Capital Resources” in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008. As described in such quarterly report, this ratio was 2.9 to 1.0 for the four fiscal quarters ended March 31, 2008. If our operating results continue at current levels, this ratio will likely decline below the required level by the end of fiscal 2008. However, because the debt limitations in the Existing Note Indenture contain significant exceptions for refinancings, purchase money indebtedness and other permitted indebtedness that are not dependent on this ratio, including up to $1 billion principal amount of indebtedness under our revolving credit facility at any time outstanding, we believe that an inability to meet this ratio in the future will not adversely affect our liquidity or our operations at their current level.

The market conditions within the homebuilding industry remain very challenging. The effects have been more severe and more prolonged than originally expected. In response, we have taken several initiatives, including adjusting our operations and our inventory. With the resulting cash flow, we have reduced our homebuilding debt from $4,886.9 million at September 30, 2006 to $3,580.8 million at March 31, 2008. The Proposed Amendments would represent another step in preserving our flexibility to respond to further developments in market conditions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008, and as adjusted to reflect the exchange of all of the Existing Notes for New Notes in the Offer.

	As of March 31, 2008
	Actual	Adjusted(1)
	(In millions)

Cash and cash equivalents	$560.9	$559.8

Homebuilding debt:
Notes payable under revolving credit facility(2)	$—	$—
Notes payable — other, secured	42.8	42.8
5% senior notes due 2009, net	199.9	199.9
8% senior notes due 2009, net	384.7	384.7
4.875% senior notes due 2010, net	249.4	249.4
9.75% senior subordinated notes due 2010, net	113.2	—
9.75% senior notes due 2010	—	113.5
6% senior notes due 2011, net	249.6	249.6
7.875% senior notes due 2011, net	199.3	199.3
5.375% senior notes due 2012	300.0	300.0
6.875% senior notes due 2013	200.0	200.0
5.875% senior notes due 2013	100.0	100.0
6.125% senior notes due 2014, net	198.1	198.1
5.625% senior notes due 2014, net	248.5	248.5
5.25% senior notes due 2015, net	298.2	298.2
5.625% senior notes due 2016, net	298.0	298.0
6.5% senior notes due 2016, net	499.1	499.1

Total homebuilding debt	3,580.8	3,581.1

Financial services debt:
Borrowings under mortgage repurchase facility(3)	164.0	164.0

Total financial services debt	164.0	164.0

Total debt	3,744.8	3,745.1

Stockholders’ equity:
Preferred stock, $0.10 par value; 30,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 319,502,549 shares issued and 315,847,316 shares outstanding at March 31, 2008	3.2	3.2
Additional capital	1,708.2	1,708.2
Retained earnings	2,457.1	2,456.8
Treasury stock, 3,655,233 shares, at cost	(95.7)	(95.7)

Total stockholders’ equity	4,072.8	4,072.5

Total capitalization	$7,817.6	$7,817.6

(1)	Adjusted to reflect the exchange of all of the Existing Notes for New Notes in the Offer.

(2)	We have a $2.25 billion unsecured revolving credit facility that matures on December 16, 2011 and includes a $1.0 billion letter of credit sub-facility. The facility has an uncommitted accordion feature which could be used to increase its size by $400 million upon obtaining additional commitments from lenders. The facility is guaranteed by substantially all of our wholly-owned subsidiaries other than our financial services subsidiaries. Borrowings bear interest at rates based upon the London Interbank Offered Rate (LIBOR) plus a spread based upon our leverage ratio, our interest coverage ratio and our senior unsecured debt ratings. At March 31, 2008, available credit under the revolving credit facility was subject to limitations based on certain levels of unencumbered inventory, cash and cash equivalents and the amount of other senior unsecured indebtedness, which limited our additional borrowing capacity from any source to $1.3 billion. As of such date, if all of the Existing Notes had been exchanged for New Notes, the limitation would have been reduced to $1.2 billion.

(3)	Our mortgage subsidiary has a repurchase facility that provides financing and liquidity by facilitating purchase transactions in which our mortgage subsidiary transfers eligible loans to buyers against transfers of funds by the buyers. The facility has a term that expires on March 26, 2009. The total capacity of the facility is $275 million, subject to an accordion feature that could increase the maximum aggregate commitment amount to $500 million upon obtaining existing buyers’ increased commitments, new commitments from prospective buyers, or a combination of both. The facility is not guaranteed by D.R. Horton, Inc. or any of the guarantors of our homebuilding debt. Interest is effectively paid on each advance under the repurchase facility at a rate of either (i) the one month LIBOR floating daily rate plus a pricing range, typically of 1.00%, or (ii) the administrative agent’s prime rate.

GENERAL TERMS OF THE OFFER AND THE CONSENT SOLICITATION

Exchange Offer

We are offering to exchange $1,000 principal amount New Notes, upon the terms and subject to the conditions set forth in the Offer Documents, for each $1,000 principal amount of Existing Notes validly tendered at or prior to the Expiration Time and not validly withdrawn prior to the Revocation Deadline. Our obligation to accept Existing Notes that are tendered is subject to the conditions described below under “Conditions of the Offer and the Consent Solicitation.”

Consent Solicitation

We are also soliciting Consents from the Holders with respect to the Proposed Amendments, upon the terms and subject to the conditions set forth in the Offer Documents. If Requisite Consents are received (and not revoked prior to the Revocation Deadline) at or prior to the Consent Time and the other conditions set forth herein are satisfied or waived, the Company will pay to each Holder who has validly delivered (and not revoked prior to the Revocation Deadline) a Consent at or prior to the Consent Time the Consent Payment, consisting of $10 for each $1,000 in principal amount of Existing Notes in respect of which such Consent has been validly delivered.

In order to amend the Existing Notes Indenture, the Requisite Consents must be received and the Trustee, the Company and the guarantors of the Existing Notes must execute the Supplemental Indenture. We intend to cause the Exchange Agent and Information Agent to deliver the Requisite Consents to the Trustee promptly after they have been obtained. We anticipate that the Supplemental Indenture will be executed and delivered as soon as practicable thereafter. The Supplemental Indenture will become effective as soon as it is fully executed, and the Proposed Amendments will become operative upon the Settlement Date. Only Holders of the Existing Notes are entitled to deliver Consents.

Any Holder who tenders Existing Notes pursuant to the Offer at or prior to the Consent Time must also deliver a Consent to the Proposed Amendments. Holders who validly tender (and do not validly withdraw) their Existing Notes pursuant to the Offer at or prior to the Consent Time will be deemed to have delivered their Consents by such tender. Such Holders may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. Holders may not deliver Consents without tendering the related Existing Notes.

Tenders of Existing Notes may be validly withdrawn and Consents may be validly revoked at any time prior to the Revocation Deadline in the manner described in “Withdrawal of Tenders and Revocation of Consents.” Following the Revocation Deadline, the Company will issue a press release announcing that the Revocation Deadline has passed. Since the Revocation Deadline may occur on any date, including a date before the Consent Time, the Company cannot predict when the Revocation Deadline may occur. Tenders of Existing Notes made prior to the Revocation Deadline may be validly withdrawn (and the related Consents validly revoked) at any time at or prior to the Revocation Deadline, but not thereafter, and tenders of Existing Notes made after the Revocation Deadline may not be validly withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents.” A valid withdrawal of tendered Existing Notes prior to the Revocation Deadline will automatically constitute the concurrent valid revocation of such Holder’s related Consent. A valid revocation of a Consent prior to the Revocation Deadline will automatically constitute the concurrent valid withdrawal of the related Existing Notes.

Upon the terms and subject to the conditions of the Offer and the Consent Solicitation, a Holder who validly withdraws previously tendered Existing Notes prior to the Revocation Deadline and does not validly re-tender Existing Notes at or prior to the Expiration Time will not receive the Exchange Consideration or the Consent Payment. Upon the terms and subject to the conditions of the Offer and the Consent Solicitation, a Holder who validly withdraws previously tendered Existing Notes prior to the Revocation Deadline and validly re-tenders Existing Notes at or prior to the Consent Time will receive the Exchange Consideration and the Consent Payment. Upon the terms and subject to the conditions of the Offer and the Consent Solicitation, a Holder who validly withdraws previously tendered Existing Notes prior to the Revocation Deadline and validly re-tenders Existing Notes at or prior to the Expiration Time but after the Consent Time will receive the Exchange Consideration, but not the Consent Payment.

Announcements

Any extension, termination or amendment of the Offer or the Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time or Consent Time, as the case may be. A copy of any such announcement will be provided to the Exchange Agent and Information Agent and the Trustee. We will also announce when we have received the Requisite Consents and the Revocation Deadline has passed. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Accrued Interest

Interest on the New Notes will accrue from the last date on which interest was paid on the Existing Notes and will accrue at the same rate as and be payable on the same dates as interest was payable on the Existing Notes. Holders whose Existing Notes are accepted for exchange in the Offer will not receive an early payment in respect of interest accrued but unpaid on the Existing Notes.

Other

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to you with respect to exchanged Existing Notes or otherwise.

We will pay all fees and expenses of the Exchange Agent and Information Agent, the Financial Advisors and the Trustee in connection with the Offer.

PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS

General

In order to participate in the Offer or the Consent Solicitation, you must validly tender your Existing Notes to the Exchange Agent and Information Agent as described below. It is your responsibility to validly tender your Existing Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Existing Notes, please contact the Exchange Agent and Information Agent or the Lead Financial Advisor, whose addresses and telephone numbers are listed on the back cover page of this Offering Memorandum.

Valid Tender

Except as set forth below with respect to ATOP (as hereinafter defined) procedures, for a Holder to validly tender Existing Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal and Consent, or an Agent’s Message (as hereinafter defined) in lieu thereof, must be received by the Exchange Agent and Information Agent at the address or facsimile number set forth on the back cover of this Offering Memorandum at or prior to the Expiration Time, and either (1) certificates representing the Existing Notes must be received by the Exchange Agent and Information Agent at such address, or (2) the Existing Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent and Information Agent, in each case at or prior to the Expiration Time.

In all cases, the exchange of Existing Notes tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent and Information Agent of:

•	certificates representing such Existing Notes or a Book-Entry Confirmation with respect to such Existing Notes;

•	the Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof, and

•	any required signature guarantees and other documents required by the Letter of Transmittal and Consent.

Valid Consent

Holders who tender their Existing Notes pursuant to the Offer at or prior to the Consent Time must also deliver Consents to the Proposed Amendments. The tender of Existing Notes pursuant to the Offer and in accordance with the procedures described in the Offer Documents, to the extent such Existing Notes are tendered prior to the Consent Time and not validly withdrawn prior to the Revocation Deadline, will be deemed to automatically constitute delivery of a Consent to the Proposed Amendments with respect to the Existing Notes tendered. Holders may not deliver Consents without tendering the related Existing Notes pursuant to the Offer.

Acceptance of Existing Notes for Exchange

If the conditions to the Offer and the Consent Solicitation are satisfied, or if we waive all of the conditions that have not been satisfied, and after we receive validly completed and duly executed Letters of Transmittal and Consent or Agent’s Messages in lieu thereof with respect to any and all of the Existing Notes tendered for exchange, we will accept the Existing Notes for exchange by notifying the Exchange Agent and Information Agent and the Trustee of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or exchange of, Existing Notes tendered under the Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue the offered consideration or return the Existing Notes deposited pursuant to the Offer promptly after termination or withdrawal of the Offer), or to terminate the Offer and not accept for exchange any Existing Notes not previously accepted for exchange, (1) if any of the conditions to the Offer shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law or regulation.

In all cases, the Exchange Consideration and Consent Payments, if applicable, for Existing Notes exchanged pursuant to the Offer will be made only after timely receipt by the Exchange Agent and Information Agent of (1) certificates representing the Existing Notes, or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the Existing Notes into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof) or an Agent’s Message (as defined in “Procedures for Tendering Existing Notes and Delivering Consents — Tender of Existing Notes Through ATOP” below) in lieu thereof, and (3) any other documents required by the Letter of Transmittal and Consent. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 19, 2008, unless extended by us at our sole discretion.

For purposes of the Offer, we will have accepted for exchange validly tendered (and not validly withdrawn) Existing Notes, if, as and when we give oral notice (confirmed in writing) to the Exchange Agent and Information Agent and the Trustee of our acceptance of the Existing Notes for exchange pursuant to the Offer. In all cases, exchange of Existing Notes pursuant to the Offer will be made by deposit of the Exchange Consideration and the Consent Payment in immediately available funds with the Exchange Agent and Information Agent, which will act as your agent for the purpose of receiving New Notes and payments from us, and delivering New Notes and transmitting payments to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Existing Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for exchange of, or exchange of, the Existing Notes) or we extend the Offer or are unable to accept for exchange the Existing Notes tendered pursuant to the Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent and Information Agent to retain tendered Existing Notes and those Existing Notes may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Tenders and Revocation of Consents” below.

Tender of Existing Notes and delivery of Consents pursuant to the Offer and the Consent Solicitation will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any Existing Notes unless the box titled “Special Issuance/Delivery Instructions” or the box titled “Special Payment/Delivery Instructions” on the Letter of Transmittal and Consent has been completed, as described in the Instructions thereto.

Once the Supplemental Indenture has been executed by the Company, the guarantors of the Existing Notes and the Trustee, we agree to waive all of the General Conditions to the Offer that we are legally permitted to waive (other than a proper tender) with respect to Existing Notes tendered and at or prior to the Expiration Time.

Tender of Existing Notes Held in Physical Form

To validly tender Existing Notes held in physical form pursuant to the Offer, a Holder should complete and sign the Letter of Transmittal and Consent (or a facsimile copy thereof) in accordance with the Instructions to the Letter of Transmittal and Consent, have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal and Consent and deliver the Letter of Transmittal and Consent, together with certificates representing such Existing Notes and any other documents required by the Instructions to the Letter of Transmittal and Consent, to the Exchange Agent and Information Agent at its address set forth on the back page of this Offering Memorandum. The Consent and Letter of Transmittal and any certificates evidencing Existing Notes tendered pursuant to the Offer should be sent only to the Exchange Agent and Information Agent, and not to us, the Financial Advisors or the Trustee.

The proper completion, execution and delivery of the Letter of Transmittal and Consent by a Holder (or authorized proxy holder) (as hereinafter defined) with respect to Existing Notes at or prior to the Consent Time will automatically constitute the delivery of a Consent by such Holder (or authorized proxy holder) to the Proposed Amendments with respect to all of the Existing Notes tendered by such Holder (or authorized proxy holder).

If Existing Notes are to be tendered by any person other than the person in whose name the Existing Notes are registered, the Existing Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the Holder or Holders appear on the Existing Notes, with the signature(s) on the Existing Notes or instruments of transfer guaranteed as provided below, and a Letter of Transmittal and Consent must be executed and delivered either by the Holder or Holders, or by the tendering person pursuant to a valid proxy signed by the Holder or Holders (such person, an “authorized proxy holder”), which signature must, in either case, be guaranteed as provided below, since only Holders or their proxies are entitled to deliver Consents to the Proposed Amendments.

Tender of Existing Notes Held Through a Custodian

If you are a beneficial owner of Existing Notes, but are not a Holder, and you seek to tender Existing Notes and deliver Consents to the Proposed Amendments, you must:

•	contact the Holder of the Existing Notes and instruct the Holder to tender and consent on your behalf;

•	obtain and include with the accompanying Letter of Transmittal and Consent, Existing Notes properly endorsed for transfer by the Holder or accompanied by a properly completed bond power from the Holder, together with a properly completed irrevocable proxy that authorizes you to consent to the Proposed Amendments on behalf of the Holder, with signatures on the endorsement or bond power guaranteed by a Medallion Signature Guarantor (as hereinafter defined); or

•	effect a record transfer of the Existing Notes from the Holder to you and comply with the requirements applicable to Holders for tendering Existing Notes and delivering Consents prior to the Expiration Time or prior to the Consent Time, as the case may be.

Neither we nor the Exchange Agent and Information Agent have any obligation to effect the transfer of any Existing Notes from the name of the Holder if we do not accept for exchange any of the principal amount of those Existing Notes.

Book-Entry Transfer

The Exchange Agent and Information Agent has or will establish an account with respect to the Existing Notes at DTC for purposes of the Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Existing Notes may make book-entry delivery of Existing Notes by causing DTC to transfer the Existing Notes into the Exchange Agent and Information Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent and Information Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent and Information Agent at one of the addresses set forth on the back cover of this Offering Memorandum prior to the Expiration Time.

Tender of Existing Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent and Information Agent, DTC participants may electronically transmit their acceptance of the Offer and their Consent to the Proposed Amendments through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an Agent’s Message to the Exchange Agent and Information Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and Information Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Offer Documents and agree to be bound by the terms of the Letter of Transmittal and Consent, and that we may enforce such agreement against you, and, if such tender is prior to the Consent Time, that you have agreed to consent to the Proposed Amendments.

If a Holder transmits its acceptance through ATOP, delivery of such tendered Existing Notes must be made to the Exchange Agent and Information Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such Holder delivers (either physically or by book-entry delivery) the Existing Notes being tendered to the Exchange Agent and Information Agent, we may, at our option, treat such tender as defective for purposes of delivery of Consents, acceptance for exchange and the right to receive the Exchange Consideration and the Consent Payment. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent and Information Agent. If you desire to tender your Existing Notes on the day on which the Consent Time or the Expiration Time occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

There are no guaranteed delivery procedures provided for by the Company in conjunction with the Offer or under any of the Offer Documents or other Offer materials provided therewith. Holders must timely tender their Existing Notes in accordance with the procedures set forth in the Offer Documents.

Effect of Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange of and exchange of Existing Notes tendered thereby, by executing and delivering a Letter of Transmittal and Consent, you (1) sell, assign and transfer to or upon the order of us all right, title and interest in and to all the Existing Notes tendered thereby and (2) appoint the Exchange Agent and Information Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent and Information Agent also acts as our agent) with respect to the tendered Existing Notes, with full power coupled with an interest to:

•	deliver certificates representing the Existing Notes, or transfer ownership of the Existing Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Existing Notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Existing Notes (except that the Exchange Agent and Information Agent will have no rights to or control over our funds, except as our agent for the Exchange Consideration and any Consent Payment for any tendered Existing Notes that are exchanged by us), all in accordance with the terms of the Offer and the Consent Solicitation.

Execution and delivery of a Letter of Transmittal and Consent at or prior to the Consent Time will be deemed to automatically constitute a Consent to the Proposed Amendments.

Signature Guarantees

Signatures on all Letters of Transmittal and Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Existing Notes tendered thereby are tendered (i) by a Holder of Existing Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Existing Notes) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment or Issuance Instructions” on the Letter of Transmittal and Consent or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Existing Notes are registered in the name of a person other than the signer of the Letter of Transmittal and Consent or if Existing Notes not accepted for exchange or not tendered are to be returned to a person other than the Holder, then the signatures on the Letters of Transmittal and Consent accompanying the tendered Existing Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Existing Notes and deliveries of Consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal and revocation) of all documents will be determined by us in our sole discretion, which determination will be final and binding (subject, with respect to a Consent and revocation, to any power vested in the Trustee). We reserve the absolute right to reject any or all tenders of any Existing Notes or deliveries of Consents determined by us not to be in proper form, or if the acceptance of or exchange of such Existing Notes or Consents may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Offer and the Consent Solicitation that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we, the Exchange Agent and Information Agent, the Financial Advisors nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Existing Notes, or any delivery or revocation of Consents, or will incur any liability for failure to give any such notification.

Please send all materials to the Exchange Agent and Information Agent and not to us, the Financial Advisors or the Trustee.

EXTENSION, TERMINATION OR AMENDMENT OF THE OFFER AND
THE CONSENT SOLICITATION

During any extension of the Offer, all Existing Notes previously tendered and not accepted for exchange will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for exchange by us unless, if the Revocation Deadline has not yet then occurred, validly withdrawn prior to the Revocation Deadline. Any such valid withdrawal will automatically constitute the concurrent valid revocation of the related Consent. During any extension of the Consent Solicitation, all Consents to the Proposed Amendments validly delivered to the Exchange Agent and Information Agent will remain effective unless, if the Revocation Deadline has not yet then occurred, validly revoked prior to the Revocation Deadline. Any such valid revocation will automatically constitute the concurrent valid withdrawal of the related Existing Notes.

Any waiver, amendment or modification of the Offer or the Consent Solicitation will apply to all Existing Notes tendered pursuant to the Offer. If we make a change we determine to be material in any terms of the Offer or the Consent Solicitation or the information concerning the Offer or the Consent Solicitation, we will give oral (to be confirmed in writing) or written notice of such change to the Exchange Agent and Information Agent and the Trustee and will disseminate additional Offer Documents and extend the Offer or, if applicable, the Consent Solicitation, to the extent required by law and as we determine necessary. An extension of the Consent Time or Expiration Time will not affect a Holder’s then existing withdrawal or revocation rights, unless required by law.

Notwithstanding any other provisions of the Offer and the Consent Solicitation, we will not be required to accept for exchange or to exchange Existing Notes validly tendered (and not validly withdrawn) pursuant to the Offer, and may terminate, amend or extend the Offer or the Consent Solicitation or delay or refrain from accepting for exchange, or exchanging, the Existing Notes or transferring any Exchange Consideration or Consent Payment or from delivering Consents to the Trustee, if any of the conditions set forth under “Conditions of the Offer and the Consent Solicitation” are not satisfied.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Exchange Agent and Information Agent and the Trustee and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

There can be no assurance that we will exercise our right to extend, terminate or amend the Offer. In addition, we may waive conditions without extending the Offer in accordance with applicable law.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

Consents may be revoked at any time prior to the Revocation Deadline. Existing Notes tendered and not validly withdrawn prior to the Revocation Deadline may not be withdrawn at any time thereafter, and Existing Notes tendered after the Revocation Deadline may not be withdrawn at any time, unless the Offer is terminated without any Existing Notes being exchanged or as required by law. If such a termination occurs, the Existing Notes will be returned to the tendering Holder as promptly as practicable.

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of or exchange of any Existing Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for exchange of Existing Notes) or we extend the Offer or are unable to accept for exchange or exchange the Existing Notes tendered pursuant to the Offer, we may instruct the Exchange Agent and Information Agent to retain tendered Existing Notes, and those Existing Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have tendered Existing Notes and delivered a Consent to the Proposed Amendments, you may withdraw those Existing Notes and concurrently revoke those Consents prior to the Revocation Deadline by delivering a written notice of withdrawal or revocation subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal of a tender or notice of revocation of a Consent to the Proposed Amendments or a properly transmitted “Request Message” through DTC’s ATOP system must:

•	be received by the Exchange Agent and Information Agent at one of the addresses specified on the back cover of this Offering Memorandum prior to the Revocation Deadline;

•	specify the name of the Holder of the Existing Notes to be withdrawn or to which the notice of revocation relates;

•	contain the description of the Existing Notes to be withdrawn or to which the notice of revocation relates, the certificate numbers shown on the particular certificates representing such Existing Notes (or, in the case of Existing Notes tendered by book-entry transfer, the number of the account at DTC from which the Existing Notes were tendered and the name and number of the account at DTC to be credited with the Existing Notes withdrawn) and the aggregate principal amount represented by such Existing Notes; and

•	be signed by the Holder of the Existing Notes in the same manner as the original signature on the Letter of Transmittal and Consent or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Existing Notes into the name of the person withdrawing the Existing Notes or revoking a Consent.

If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent and Information Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent and Information Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Existing Notes or a revocation of a Consent can only be accomplished in accordance with the foregoing procedures.

A valid withdrawal of Existing Notes prior to the Revocation Deadline will automatically constitute the concurrent valid revocation of the related Consent. A valid revocation of a Consent prior to the Revocation Deadline will automatically constitute the concurrent valid withdrawal of the related Existing Notes.

Prior to the delivery by the Exchange Agent and Information Agent of Consents to the Trustee, we intend to consult with the Exchange Agent and Information Agent to determine whether the Exchange Agent and Information Agent has received any revocations of Consents, whether such revocations are valid and whether we have received the Requisite Consents to effect the Supplemental Indenture. We reserve the right to contest the validity of any revocations. A purported notice of revocation that is not received by the Exchange Agent and Information Agent prior to the Revocation Deadline will not be effective to revoke a Consent previously given. Any Existing Notes that have been tendered but are not exchanged will be returned to you without cost to you as soon as practicable following the Expiration Time.

If you validly withdraw Existing Notes, you will have the right to re-tender them prior to the Expiration Time in accordance with the procedures described above for tendering outstanding Existing Notes.

If the Company amends or modifies the terms of the Offer or the Consent Solicitation or the information concerning the Offer or the Consent Solicitation in a manner determined by the Company to constitute a material change to the Holders, the Company will disseminate additional Offer Documents and extend the Offer or, if applicable, the Consent Solicitation, to the extent required by law and as the Company determines necessary. An extension of the Consent Time or Expiration Time will not affect a Holder’s then existing withdrawal or revocation rights, unless required by law.

CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION

Notwithstanding any other provisions of the Offer and the Consent Solicitation, we will not be required to accept for exchange or to exchange Existing Notes validly tendered (and not validly withdrawn) pursuant to the Offer, and may terminate, amend or extend the Offer or the Consent Solicitation or delay or refrain from accepting for exchange, or exchanging, the Existing Notes or transferring any Exchange Consideration or Consent Payment or from delivering Consents to the Trustee, if any of the following shall occur:

•	we have not received the Requisite Consents (the “Requisite Consents Condition”);

•	the Supplemental Indenture providing for the Proposed Amendments to the Existing Notes Indenture, which has been executed by us and the guarantors of the Existing Notes, shall have been submitted to the Trustee for execution and not been executed by the Trustee (the “Supplemental Indenture Execution Condition”);

•	the New Notes Indenture has not been duly qualified pursuant to the provisions of Trust Indenture Act of 1939, as amended, and the regulations promulgated thereunder (such qualification, the “New Notes Indenture Qualification Condition”);

•	the New Notes Indenture, which has been executed by us and the guarantors of the Existing Notes, shall have been submitted to the Trustee for execution and not been executed by the Trustee (the “New Notes Indenture Execution Condition”);

•	the New Notes, which have been executed by us and the guarantors of the New Notes, shall have been submitted to the Trustee for authentication and not been authenticated by the Trustee (the “New Notes Authentication Condition”);

•	any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the Offer or the Consent Solicitation;

•	there shall be instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our reasonable judgment, following the receipt of advice of counsel, would:

(1) prohibit, or make illegal the execution and delivery, the validity or the effectiveness (or operativeness) of the Proposed Amendments, taken as a whole, the New Notes Indenture or the New Notes,

(2) impose or confirm material limitations on the scope, validity or effectiveness of the Consents solicited or the Proposed Amendments, taken as a whole, or

(3) make the solicitation of Consents or the acceptance for exchange of, or exchange of, some or all of the Existing Notes representing a majority in aggregate principal amount of the Existing Notes outstanding pursuant to the Offer illegal, or result in a material delay in our ability to obtain from the Holders of a majority in aggregate principal amount of the Existing Notes outstanding or to deliver to the Trustee valid and effective Consents or to accept for exchange or exchange such amount of the Existing Notes;

•	there exists, in our reasonable judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, a majority in aggregate principal amount of the Existing Notes outstanding or to the scope, validity or effectiveness of the Consents solicited hereby;

•	the Trustee shall object in any respect to, or take any action that would, in our reasonable judgment, adversely affect the solicitation of the Requisite Consents or our ability to obtain or deliver the Requisite Consents or to effect any of the Proposed Amendments, shall take any action that challenges the validity or effectiveness of the procedures used by us in soliciting the Consents (including the form thereof); or

•	there shall have occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would prevent or materially restrict or delay consummation of the Offer or the Consent Solicitation or the realization of the benefits contemplated thereby.

In addition, our obligation to transfer any Exchange Consideration or Consent Payment is conditioned upon our acceptance of Existing Notes for exchange pursuant to the Offer.

Each of the foregoing conditions, with the exception of the Requisite Consents Condition, the Supplemental Indenture Execution Condition, the New Notes Indenture Qualification Condition, the New Notes Indenture Execution Condition and the New Notes Authentication Condition, are referred to collectively herein as the General Conditions.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, or may be waived by us, in whole or in part, at any time and from time to time, in our discretion. If any of these events occurs, subject to the termination rights described above, we may (i) return tendered Existing Notes to you, (ii) extend the Offer and the Consent Solicitation and retain all tendered Existing Notes until the expiration of the extended Offer and Consent Solicitation, or (iii) amend the Offer and the Consent Solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent and Information Agent and the Trustee and making public disclosure of such amendment to the extent required by law and as we determine necessary.

Other than in connection with the execution of the Supplemental Indenture following the receipt of the Requisite Consents as described below, we have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Offer or the Consent Solicitation. We will give Holders notice of such amendments to the extent required by law and as we determine necessary.

Once the Supplemental Indenture has been executed by the Company, the guarantors of the Existing Notes and the Trustee, we agree to waive all of the General Conditions to the Offer that we are legally permitted to waive (other than a proper tender) with respect to Existing Notes tendered after the Revocation Deadline and at or prior to the Expiration Time.

DESCRIPTION OF THE PROPOSED AMENDMENTS

Set forth below is a brief description of the Proposed Amendments. The following is qualified in its entirety by reference to the proposed form of Supplemental Indenture. A copy of the form of the Supplemental Indenture (which may be modified or supplemented prior to the execution thereof in a manner that would not require additional consents under the Existing Notes Indenture) will be provided upon request to the Exchange Agent and Information Agent.

Only Holders may consent to the Proposed Amendments. Under the terms of the Existing Notes Indenture, the Proposed Amendments require the written consent from Holders of at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any guarantor of the Existing Notes or any affiliate of the Company.

Regardless of whether the Proposed Amendments become operative, Existing Notes that are not exchanged will continue to be outstanding in accordance with all other terms of the Existing Notes and the Existing Notes Indenture. The changes included in the Proposed Amendments will not alter our obligation to pay the principal or interest on the Existing Notes or alter the stated interest rate, interest payment dates, maturity date or subordination provisions of the Existing Notes. The Supplemental Indenture will not change the guarantors of the Existing Notes that are not exchanged.

Assuming that we receive the Requisite Consents to the Proposed Amendments, that the Supplemental Indenture embodying the Proposed Amendments is executed and that the Proposed Amendments become effective and operative, the Company will not be subject to many of the restrictive covenants currently in the Existing Notes Indenture. However, the requirement to offer to purchase Existing Notes upon a change of control (as defined), restrictions on dispositions of assets and restrictions on the incurrence of liens would remain.

The Proposed Amendments

The Proposed Amendments constitute a single proposal and tendering and consenting Holders must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to the Proposed Amendments. The Proposed Amendments include the following:

Proposed Amendments.  Amendments to eliminate the following covenants from Article Three of the First Supplemental Indenture that is part of the Existing Notes Indenture:

•	the covenant entitled “Limitations on Indebtedness” (Section 3.02)

•	the covenant entitled “Limitations on Restricted Payments” (Section 3.04)

•	the covenant entitled “Limitations on Transactions with Affiliates” (Section 3.05)

Other Changes.  Conforming changes in the Existing Notes Indenture to reflect the elimination of those covenants, including the elimination of the related definitions and the elimination of references to the covenant entitled “Limitations on Indebtedness” (Section 3.02) in the definition of “Unrestricted Subsidiary” and in the covenant entitled “Limitations on Mergers, Consolidations and Sales of Assets” (Section 3.09). A requirement would be added to the definition of “Unrestricted Subsidiary” that provides that a subsidiary that guarantees our revolving credit facility or our senior notes may not be an Unrestricted Subsidiary.

The full text of the provisions of the Existing Notes Indenture that are to be affected by the Proposed Amendments is set out in Appendix I to this Offering Memorandum.

Consequences to Non-Consenting Holders

If the Requisite Consents are obtained and the Supplemental Indenture becomes effective, non-consenting Holders will be bound by the Supplemental Indenture, and by the Proposed Amendments once they become operative. The Proposed Amendments will become operative upon the Settlement Date. However, if the Offer is not consummated and the Settlement Date does not occur, the Proposed Amendments will not change the Existing Notes Indenture or otherwise affect the Existing Notes or the Holders.

ISSUANCE OF THE NEW NOTES

The New Notes will be issued under the New Notes Indenture. Appendix II to this Offering Memorandum contains a summary of the material terms and provisions of the New Notes. The terms of the New Notes include those set forth in the New Notes Indenture and those made part of the New Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the New Notes Indenture. The New Notes are subject to all such terms, and holders of Existing Notes are referred to the New Notes Indenture and the Trust Indenture Act for a statement of such terms. A copy of the form of the New Notes Indenture will be provided upon request made to the Exchange Agent and Information Agent.

EXCHANGE AGENT AND INFORMATION AGENT

We have retained MacKenzie Partners, Inc. to act as Exchange Agent and Information Agent in connection with the Offer and the Consent Solicitation. Requests for assistance in completing and delivering the Letter of Transmittal and Consent and for additional copies of the Offer Documents may be directed to the Exchange Agent and Information Agent at its address and telephone number set forth on the back cover of this Offering Memorandum.

FINANCIAL ADVISORS

We have retained Greenwich Capital Markets, Inc., Wachovia Capital Markets, LLC, and Barclays Capital Inc. to act as our Financial Advisors in connection with the Offer and the Consent Solicitation. The Financial Advisors will not solicit tenders of Existing Notes or Consents.

Requests for assistance in completing and delivering the Letter of Transmittal and Consent and for additional copies of the Offer Documents may be directed to the Lead Financial Advisor at its address and telephone number set forth on the back cover of this Offering Memorandum.

FEES AND EXPENSES

The Company will pay each of the Exchange Agent and Information Agent, the Financial Advisors and the Trustee reasonable and customary fees for its respective services in connection with the Offer and the Consent Solicitation and will reimburse each for its respective reasonable out-of-pocket expenses in connection therewith. The Company will also pay banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses in forwarding Letters of Transmittal and Consent and other materials to beneficial owners of Existing Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT THE DISCUSSION OF TAX MATTERS SET FORTH IN THIS STATEMENT WAS WRITTEN IN CONNECTION WITH THE DISCLOSURES CONCERNING THE OFFER AND THE CONSENT SOLICITATION AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER UNITED STATES FEDERAL TAX LAW. EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Consent Solicitation to Holders. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation which may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules (e.g., financial institutions, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, persons liable for the alternative minimum tax, persons that hold Existing Notes as part of a “straddle,” a “hedge,” a “conversion transaction” or other integrated transaction, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and investors in pass-through entities), nor does it address state, local or foreign tax considerations. This summary assumes that Holders have held their Existing Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

Holders are urged to consult their own tax advisors regarding the specific U.S. federal, state, local and non-U.S. income and other tax considerations applicable to the Offer and the Consent Solicitation.

Consequences to Consenting U.S. Holders Who Receive a Consent Payment

For purposes of this discussion, a U.S. Holder means a beneficial owner of Existing Notes that, for U.S. federal income tax purposes, is: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof (or the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership holds the Existing Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A Holder that is a partner in a partnership holding Existing Notes should consult its own tax advisor regarding the tax consequences of the Offer and the Consent Solicitation.

Debt Modification Rules, Exchange and Recapitalization

Generally, the modification of a debt instrument will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as determined for U.S. federal income tax purposes. Under the Treasury Regulations that govern the determination of whether a modification is a significant modification, among other things (i) a change in yield of a debt instrument is treated as a significant modification if the yield on the modified instrument varies from the annual yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 1/4 of one percent (25 basis points) or five percent of the annual yield of the unmodified instrument, (ii) a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification, although there is no authority addressing the types of covenants that are considered customary accounting or financial covenants for these purposes, and (iii) a modification that changes the priority of a debt instrument relative to other debt of the issuer is not a significant modification if it does not result in a change in “payment expectations,” defined as (to the extent relevant here) a substantial enhancement of the obligor’s capacity to make required payments in circumstances where that capacity was “primarily speculative” prior to the modification. For the purposes of clause (i) above, the Treasury Regulations require that payments made by the issuer of a debt instrument to the holders of that instrument as consideration for the modification of that debt instrument must be taken into account as an adjustment to the issue price of the modified debt instrument for purposes of computing the yield of the modified debt instrument. In addition, other modifications of a debt instrument not falling within clause (i), (ii) or (iii) above could result in a deemed exchange if those modifications, based on all the facts and circumstances, effect an alteration of the legal rights and obligations under such debt instruments in a manner that is “economically significant” within the meaning of the Treasury Regulations.

The Company believes that the receipt of the Consent Payment will result in a change in yield that will be treated as a significant modification of the Notes. Therefore, the Company intends to take the position that a consenting U.S. Holder that accepts the Offer, provides a timely Consent and receives a Consent Payment will be treated as having exchanged its unmodified Existing Notes for the modified New Notes for U.S. federal income tax purposes (the “exchange”). In general, the exchange of Existing Notes for New Notes would be a taxable event unless the recapitalization provisions of the Code apply to prevent recognition of any gain or loss realized. The exchange will be treated as a recapitalization if both the Existing Notes and the New Notes are treated as “securities” under the relevant provisions of the Code. Although the application of the law to the Offer is not definitive, the Company intends to take the position that the Existing Notes and New Notes should be treated as securities for U.S. federal income tax purposes and, as a result, the exchange should be treated as a recapitalization. The IRS could disagree with the position that the Existing Notes and New Notes should be treated as securities for U.S. federal income tax purposes, in which case, the deemed exchange would be fully taxable as described below.

Under the rules applicable to recapitalizations, (a) U.S. Holders would not recognize any gain or loss on the exchange, except that the Consent Payment (assuming, as discussed below, that the Consent Payment is treated as an amount realized in the exchange) will be taxable to such U.S. Holder to the extent of any gain realized on the exchange, and except to the extent that a portion of the New Notes is allocated to accrued but unpaid interest on the Existing Notes (and the U.S. Holder will be required to recognize ordinary income equal to that amount), and (b) except for any portion of the New Notes which may be allocated to such interest, a U.S. Holder should have the same adjusted tax basis in the New Notes as in the Existing Notes immediately prior to the exchange, increased by gain, if any, recognized due to the receipt of the Consent Payment and decreased by the amount of the Consent Payment received (assuming, as discussed below, that the Consent Payment is treated as an amount realized in the exchange), and the holding period in the New Notes should include the holding period in the Existing Notes.

If the exchange does not qualify as a recapitalization for U.S. federal income tax purposes, a U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the Existing Notes and the sum of the issue price of the New Notes received in exchange therefor plus the Consent Payment (assuming, as discussed below, that the Consent Payment is treated as an amount realized in the exchange). However, any such gain attributable to accrued but previously unrecognized market discount, and any portion of the New Notes attributable to accrued but unpaid interest, would be subject to tax as ordinary income. The U.S. Holder’s holding period in the New Notes would begin the day after the effective date of the exchange and such U.S. Holder’s basis in the New Notes would equal the issue price thereof. U.S. Holders should consult their own tax advisors regarding the timing and character of any recognized gain on a taxable exchange.

With respect to the exchange, unless the New Notes become “publicly traded” for purposes of the original issue discount provisions of the Code, the issue price of such New Notes would be equal to the fair market value of the Existing Notes on the date the New Notes are deemed to be issued (because the Existing Notes are listed on the New York Stock Exchange and are “publicly traded”). If the New Notes are considered “publicly traded,” then the issue price of such New Notes would equal the fair market value of the New Notes as of the date the New Notes are deemed to be issued. In any such case, the New Notes (a) may be issued with original issue discount (“OID”) if their “stated redemption price at maturity” as defined in the Code (which will include the face amount of the New Notes plus interest payable on September 15, 2008 that is attributable to periods prior to the Settlement Date, unless an election is made to exclude such pre-issuance accrued interest from the issue price) exceeds their issue price, or, alternatively (b) may be issued with bond premium (which may be amortizable using a constant yield method to the extent provided in Section 171 of the Code) if the adjusted tax basis of the New Notes exceeds the stated redemption price at maturity. Except where it falls under a statutory de minimis rule, any OID would be required to be included in the income of the U.S. Holders of the New Notes on a constant yield to maturity basis over the term of the New Notes and in advance of cash payments attributable to such income regardless of such U.S. Holder’s regular method of tax accounting. The amount of OID a U.S. Holder is required to include would be reduced to the extent the U.S. Holder’s adjusted tax basis in the New Notes exceeds their issue price. While it is not certain whether the New Notes will become “publicly traded” under the applicable Treasury Regulations, we currently expect the New Notes to be treated as being “publicly traded” within the relevant time period. However, we cannot predict with certainty whether the New Notes will actually be publicly traded within the relevant time period, or whether the IRS will take the position that they are not publicly traded.

Some of the additional consequences of the exchange would be as follows:

•	If a U.S. Holder has a tax basis in the New Notes, determined after taking into account the adjustments described above, that is more than the issue price of such note but less than the stated redemption price at maturity of such note, such holder has acquisition premium with respect to such excess, and the holder will not include OID on the New Notes in income to the extent of the acquisition premium.

•	If a U.S. Holder has a tax basis in the New Notes immediately after the exchange that is greater than the stated redemption price at maturity, the holder would be treated as having acquired the New Notes with a “premium” equal to the amount of such excess. Such holder would not be required to include any OID in income with respect to the New Notes so acquired.

•	If a U.S. Holder has a tax basis in the New Notes that is less than the issue price of such Notes, the holder will be subject to the market discount rules (unless the amount of the excess of the issue price over the basis is less than a specified de minimis amount, in which case market discount is considered to be zero or to the extent that such market discount is converted to OID as discussed below). If a note is acquired with market discount, a U.S. Holder may elect (but is not required) to take market discount into income over the remaining life of the note, either on a ratable or economic yield basis. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS.

•	A U.S. Holder that has market discount on the Existing Notes should consult with its own tax advisor regarding the consequences of the deemed exchange. If the “issue price” of the New Notes is considered to be less than the “issue price” of the Existing Notes, market discount on the Existing Notes may be converted to OID to the extent of such differential. Although market discount is not required to be taken into income until sale or other disposition of the notes (unless the election referred to above has been made), OID would be required to be included in the income on a constant interest basis over the term of the New Notes and in advance of cash payments attributable to such income.

Treatment of the Consent Payment.  The tax treatment of the receipt of a Consent Payment by a U.S. Holder is uncertain because there are no authorities that directly address the treatment of such payment. The Consent Payment may be treated in one of the following ways: (a) it may be treated as consideration received in the exchange of the New Notes for the Existing Notes, in which case the Consent Payments would be treated as part of the amount realized in the exchange, as described above, and (b) it may be treated as a separate fee or as interest that, in either case, would be subject to tax as ordinary income in an amount equal to the Consent Payment received.

Backup Withholding and Information Reporting.  A U.S. Holder may be subject to backup withholding at the applicable withholding rate with respect to the receipt of cash in connection with the Consent Solicitation unless the U.S. Holder provides a correct Taxpayer Identification Number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is either (a) exempt from backup withholding, (b) has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends from payments made to the U.S. Holder or (c) has been informed by the IRS that backup withholding is no longer required. Backup withholding is not an additional tax. Any amount paid as backup withholding would be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is provided to the IRS.

We will provide information statements to the IRS reporting the payment of the consideration pursuant to the Consent Solicitation, except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations.

Tax Considerations for Non-Consenting U.S. Holders Who Do Not Tender and Tendering U.S. Holders Who Do Not Receive a Consent Payment

A non-consenting U.S. Holder who does not tender its Existing Notes in the Offer will retain its Existing Notes as modified by the Proposed Amendments. A tendering U.S. Holder who tenders Existing Notes in the Offer after the Consent Time and therefore does not receive a Consent Payment will receive New Notes. Both types of Holders will be in the same tax situation.

As described above, a modification to a debt instrument that adds, deletes or alters customary accounting or financial covenants generally is not a significant modification (although there is no authority addressing the types of covenants that are considered customary accounting or financial covenants for these purposes), and a modification that changes the priority of a debt instrument relative to other debt of the issuer is not a significant modification if it does not result in a change in “payment expectations” (defined as (to the extent relevant here) a substantial enhancement of the obligor’s capacity to make required payments in circumstances where that capacity was “primarily speculative” prior to the modification). Based on these rules, the Company intends to take the position that, notwithstanding the adoption of the Proposed Amendments, both a non-consenting Holder who does not receive New Notes or Consent Payments and a tendering Holder who does not receive a Consent Payment will not be deemed to participate in any exchange for federal income tax purposes and will not recognize any income, gain or loss in connection with the Consent Solicitation.

Both non-consenting Holders who do not tender and tendering Holders who do not receive a Consent Payment should carefully read the disclosure regarding consenting Holders who receive a Consent Payment set forth above. No assurance can be given that the positions we intend to take, as described above, will be accepted by the IRS or a court. Positions different than those we intend to take, as described above, could affect the character or timing of income recognized for U.S. federal income tax purposes. All Holders should consult their tax advisors regarding the tax treatment of the receipt of the Consent Payment by consenting Holders and the adoption of the Proposed Amendments.

Consequences to Non-U.S. Holders

A Non-U.S. Holder is any beneficial owner of Existing Notes that is not a U.S. Holder and that is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

This discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are engaged in a trade or business in the United States with which the Notes are effectively connected.

Subject to the discussion below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized by a Non-U.S. Holder on the exchange of an Existing Note or on any interest to the extent any portion of the New Notes is allocated to accrued but unpaid interest on the Existing Notes.

Any payment received by a Non-U.S. Holder with respect to the Consent Solicitation made to or through a foreign office of a broker will not be subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

As described above, the tax treatment of the receipt of a Consent Payment by a Holder is uncertain. If the Consent Payment is treated as a separate fee that is subject to tax as ordinary income, the Consent Payment may be subject to U.S. tax withholding. The Company therefore intends to subject the Consent Payments to Non-U.S. Holders to withholding of U.S. federal income tax at a 30% rate, or such lower rate as prescribed by an applicable U.S. income tax treaty. To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN prior to the payment of the Consent Payment. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

When required, we will provide information statements to the IRS reporting the payment of consideration pursuant to the Consent Solicitation.

APPENDIX I

FULL TEXT OF PROVISIONS OF THE EXISTING NOTES INDENTURE
AFFECTED BY THE PROPOSED AMENDMENTS

The following sets forth the full text of the provisions of the First Supplemental Indenture, dated as of September 11, 2000, among the Company, the guarantors party thereto and the Trustee (the “First Supplemental Indenture”), which is part of the Existing Notes Indenture, that are affected by the Proposed Amendments. If the Proposed Amendments become effective, all cross-references to provisions in the First Supplemental Indenture that have been deleted as a result of the Proposed Amendments will also be revised to reflect such deletions.

I.	If the Proposed Amendments become effective, the following sections from Article Three of the First Supplemental Indenture will be deleted in their entirety:

Section 3.02  Limitations on Indebtedness.

(a) Until the Notes are rated Investment Grade by both Rating Agencies (after which time this Section 3.02 will no longer be in effect), the Company will not, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to, create, incur, assume, become liable for or guarantee the payment of (collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) unless, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0.

(b) Notwithstanding the foregoing, this Section 3.02 will not prevent the incurrence of: (i) Permitted Indebtedness, (ii) Refinancing Indebtedness, (iii) Non-Recourse Indebtedness, (iv) any Guarantee of Indebtedness of the Company represented by the Notes and (v) any guarantee of Indebtedness incurred under Credit Facilities in compliance with this Indenture.

(c) For purposes of determining compliance with this Section 3.02, in the event that an item of Indebtedness may be incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion, (i) may classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable, (ii) may classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) may elect to comply with such paragraphs (or definitions), as applicable, in any order.

* * * *

Section 3.04.  Limitation on Restricted Payments.

Until the Notes are rated Investment Grade by both Rating Agencies (after which time this Section 3.04 will no longer be in effect)

(a) the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(ii) immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to Section 3.02(a); and

(iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made after the Issue Date does not exceed the sum of (a) 50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) from and including April 1, 1998 and ending on the last day of the Company’s fiscal quarter immediately preceding the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100%

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of such deficit), plus (b) 100% of the aggregate net cash proceeds of and the fair market value of Property received by the Company from (1) any capital contribution to the Company after June 9, 1997 or any issue or sale after June 9, 1997 of Qualified Stock (other than to any Subsidiary of the Company) and (2) the issue or sale after June 9, 1997 of any Indebtedness or other securities of the Company convertible into or exercisable for Qualified Stock of the Company that have been so converted or exercised, as the case may be, plus (c) $86.0 million, which is equal to the aggregate principal amount of the Company’s 6 7/8% Convertible Subordinated Notes due 2002 that were converted into the Company’s Common Equity prior to the Issue Date, plus (d) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after June 9, 1997, an amount (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)) equal to the lesser of (x) the return of capital with respect to such Investment (including by dividend, distribution or sale of Capital Stock) and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition or repayment of such Investment (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), plus (e) with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after June 9, 1997 in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after June 9, 1997 and only to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), an amount equal to the lesser of (x) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (y) the Designation Amount at the time of such Subsidiary’s designation as an Unrestricted Subsidiary, plus (f) $50 million minus (g) the aggregate amount of all Restricted Payments (other than Restricted Payments referred to in clause (C) of (b) below) made after June 9, 1997 through the Issue Date.

(b) Clauses (ii) and (iii) of (a) above will not prohibit: (A) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this Indenture; (B) the repurchase, redemption or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of Qualified Stock; and (C) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any Subsidiary held by officers or employees or former officers or employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $20 million in the aggregate since the Issue Date; provided, however, that each Restricted Payment described in clauses (A) and (B) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (iii) of (a) above.

(c) For purposes of determining the aggregate and permitted amounts of Restricted Payments made, the amount of any guarantee of any Investment in any Person that was initially treated as a Restricted Payment and which was subsequently terminated or expired, net of any amounts paid by the Company or any Restricted Subsidiary in respect of such guarantee, shall be deducted.

(d) In determining the “fair market value of Property” for purposes of clause (iii) of the (a) above, Property other than cash, Cash Equivalents and Marketable Securities shall be deemed to be equal in value to the “equity value” of the Capital Stock or other securities issued in exchange therefor. The “equity value” of such Capital Stock or other securities shall be equal to (i) the number of shares of Common Equity issued in the transaction (or issuable upon conversion or exercise of the Capital Stock or other securities issued in the transaction) multiplied by the closing sale price of the Common Equity on its principal market on the date of the transaction (less, in the case of Capital Stock or other securities which require the payment of consideration at the time of conversion or exercise, the aggregate consideration payable thereupon) or (ii) if the Common Equity is not then traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market, or if the Capital Stock or other securities issued in the transaction does not consist of

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Common Equity (or Capital Stock or other securities convertible into or exercisable for Common Equity), the value of such Capital Stock or other securities as determined by a nationally recognized investment banking firm retained by the Board of Directors of the Company.

Section 3.05.  Limitations on Transactions with Affiliates.

Until the Notes are rated Investment Grade by both Rating Agencies (after which time this Section 3.05 will no longer be in effect),

(a) the Company will not, and will not cause or permit any Restricted Subsidiary to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any property or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any Affiliate of any of the Company’s Subsidiaries or any holder of 10% or more of the Common Equity of the Company (including any Affiliates of such holders), in a single transaction or series of related transactions (each, an “Affiliate Transaction”), except for any Affiliate Transaction the terms of which are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s length basis with Persons who are not such a holder, an Affiliate of such a holder or an Affiliate of the Company or any of the Company’s Subsidiaries.

(b) In addition, the Company will not, and will not cause or permit any Restricted Subsidiary to, enter into an Affiliate Transaction unless (i) with respect to any such Affiliate Transaction involving or having a value of more than $10 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) either obtained the approval of a majority of the Company’s disinterested directors or obtained an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view and (ii) with respect to any such Affiliate Transaction involving or having a value of more than $50 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) delivered to the Trustee an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

(c) Notwithstanding (a) and (b) above , an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of employees of the Company or its Subsidiaries generally (in their capacities as such) that has been approved by the Board of Directors of the Company, (ii) Capital Stock issuances to directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company, (iii) any Restricted Payment otherwise permitted under Section 3.04, (iv) any transaction between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries (provided, however, no such transaction shall involve any other Affiliate of the Company (other than an Unrestricted Subsidiary to the extent the applicable amount constitutes a Restricted Payment permitted by this Indenture)) and (v) any transaction between one or more Restricted Subsidiaries and one or more Unrestricted Subsidiaries where all of the payments to, or other benefits conferred upon, such Unrestricted Subsidiaries are substantially contemporaneously dividended, or otherwise distributed or transferred without charge, to the Company or a Restricted Subsidiary.

II.	If the Proposed Amendments become effective, the following definitions that are used in the deleted covenants set forth in Section I above will also be deleted in their entirety from Article Two of the First Supplemental Indenture:

“Asset Acquisition” means (i) an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person, which constitute all or substantially all of the assets or of an operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.

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“Consolidated Cash Flow Available for Fixed Charges” means, for any period, on a consolidated basis for the Company and the Restricted Subsidiaries, Consolidated Net Income for such period plus (each to the extent deducted in calculating such Consolidated Net Income and determined in accordance with GAAP) (a) the sum for such period, without duplication, of (i) income taxes, (ii) Consolidated Interest Expense, (iii) depreciation and amortization expenses and other non-cash charges to earnings and (iv) interest and financing fees and expenses which were previously capitalized and which are amortized to cost of sales, minus (b) all other non-cash items (other than the receipt of notes receivable) increasing such Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any determination date, the ratio of (x) Consolidated Cash Flow Available for Fixed Charges for the prior four full fiscal quarters (the “Four Quarter Period”) for which financial results have been reported immediately preceding the determination date (the “Transaction Date”), to (y) the aggregate Consolidated Interest Incurred for the Four Quarter Period. For purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Interest Incurred” shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or the repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not an Affiliate (collectively, “repayment”) of any Indebtedness of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation, and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, except that Indebtedness under revolving credit facilities shall be deemed to be the average daily balance of such Indebtedness during the Four Quarter Period (as reduced on such pro forma basis by the application of any proceeds of the incurrence of Indebtedness giving rise to the need to make such calculation); (ii) any Asset Disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring Acquired Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Disposition or Asset Acquisition (including the incurrence or repayment of any such Indebtedness) and the inclusion, notwithstanding clause (ii) of the definition of “Consolidated Net Income,” of any Consolidated Cash Flow Available for Fixed Charges associated with such Asset Acquisition as if it occurred on the first day of the Four Quarter Period; provided, however, that the Consolidated Cash Flow Available for Fixed Charges associated with any Asset Acquisition shall not be included to the extent the net income so associated would be excluded pursuant to the definition of “Consolidated Net Income,” other than clause (ii) thereof, as if it applied to the Person or assets involved before they were acquired; and (iii) the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Incurred attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded. Furthermore, in calculating “Consolidated Cash Flow Available for Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” (1) interest on Indebtedness in respect of which a pro forma calculation is required that is determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause (1) above, interest on such Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Protection Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” of the Company for any period means the Interest Expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” for any period means the Interest Incurred of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

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“Consolidated Net Income” for any period means the aggregate net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (loss) (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of (x) any Unrestricted Subsidiary (other than a Mortgage Subsidiary) or (y) any Person (other than a Restricted Subsidiary) in which any Person other than the Company or any Restricted Subsidiary has an ownership interest, except, in each case, to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, which dividends or distributions are not in excess of the Company’s or such Restricted Subsidiary’s (as applicable) pro rata share of such Unrestricted Subsidiary’s or such other Person’s net income earned during such period, (ii) except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries (except, in the case of an Unrestricted Subsidiary that is redesignated a Restricted Subsidiary during such period, to the extent of its retained earnings from the beginning of such period to the date of such redesignation) or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary, (iii) the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, (iv) the gains or losses, together with any related provision for taxes, realized during such period by the Company or any Restricted Subsidiary resulting from (a) the acquisition of securities, or extinguishment of Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Disposition by the Company or any Restricted Subsidiary, (v) any extraordinary gain or loss together with any related provision for taxes, realized by the Company or any Restricted Subsidiary, and (vi) any non-recurring expense recorded by the Company or any Restricted Subsidiary in connection with a merger accounted for as a “pooling-of-interests” transaction; provided, further, that for purposes of calculating Consolidated Net Income solely as it relates to clause (iii) of Section 3.04(a) hereof, clause (iv)(b) above shall not be applicable.

“Credit Facilities” means, collectively, each of the credit facilities and guidance lines of credit of the Company or one or more Restricted Subsidiaries in existence on the date of this Supplemental Indenture and one or more other facilities or guidance lines of credit among or between the Company or one or more Restricted Subsidiaries and one or more lenders pursuant to which the Company or any Restricted Subsidiary may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit.

“Designation Amount” has the meaning provided in the definition of Unrestricted Subsidiary.

“Investments” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments in any other Person (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

“Mortgage Subsidiary” means any Subsidiary of the Company substantially all of whose operations consist of the mortgage lending business.

“Permitted Indebtedness” means (i) Indebtedness under Credit Facilities which does not exceed $1.0 billion aggregate principal amount outstanding at any one time; (ii) Indebtedness in respect of obligations of the Company and its Subsidiaries to the trustees under indentures for debt securities; (iii) intercompany debt obligations of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or

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any other Restricted Subsidiary; provided, however, that any Indebtedness of any Restricted Subsidiary or the Company owed to any Restricted Subsidiary that ceases to be a Restricted Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of Section 3.02(a) at the time the Restricted Subsidiary in question ceases to be a Restricted Subsidiary; (iv) Indebtedness of the Company or any Restricted Subsidiary under any Currency Agreements or Interest Protection Agreements in a notional amount no greater than the payments due (at the time the related Currency Agreement or Interest Protection Agreement is entered into) with respect to the Indebtedness or currency being hedged; (v) Purchase Money Indebtedness; (vi) Capitalized Lease Obligations; (vii) obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business; (viii) Indebtedness secured only by office buildings owned or occupied by the Company or any Restricted Subsidiary, which Indebtedness does not exceed $20 million aggregate principal amount outstanding at any one time; (ix) Indebtedness under warehouse lines of credit, repurchase agreements and Indebtedness secured by mortgage loans and related assets of mortgage lending Subsidiaries in the ordinary course of a mortgage lending business; and (x) Indebtedness of the Company or any Restricted Subsidiary which, together with all other Indebtedness under this clause (x), does not exceed $30 million aggregate principal amount outstanding at any one time.

“Permitted Investment” means (i) Cash Equivalents; (ii) any Investment in the Company or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such Investment or that is consolidated or merged with or into, or transfers all or substantially all of the assets of it or an operating unit or line of business to, the Company or a Restricted Subsidiary; (iii) any receivables, loans or other consideration taken by the Company or any Restricted Subsidiary in connection with any asset sale otherwise permitted by the Indenture; (iv) Investments received in connection with any bankruptcy or reorganization proceeding, or as a result of foreclosure, perfection or enforcement of any Lien or any judgment or settlement of any Person in exchange for or satisfaction of Indebtedness or other obligations or other property received from such Person, or for other liabilities or obligations of such Person created, in accordance with the terms of the Indenture; (v) Investments in Currency Agreements or Interest Protection Agreements described in the definition of Permitted Indebtedness; (vi) any loan or advance to an executive officer or director of the Company or any Restricted Subsidiary made in the ordinary course of business; provided, however, that any such loan or advance exceeding $1,000,000 shall have been approved by the Board of Directors of the Company or a committee thereof consisting of disinterested members; (vii) Investments in joint ventures in a Real Estate Business with unaffiliated third parties in an aggregate amount at any time outstanding not to exceed 10% of Consolidated Tangible Assets at such time; (viii) Investments in interests in issuances of collateralized mortgage obligations, mortgages, mortgage loan servicing or other mortgage related assets; and (ix) Investments in an aggregate amount outstanding not to exceed $100 million.

“Public Equity Offering” means an underwritten public offering of Common Equity of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8 or any successor form).

“Qualified Stock” means Capital Stock of the Company other than Disqualified Stock.

“Restricted Payment” means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than (a) dividends or distributions payable solely in Qualified Stock and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than a payment made to the Company or any Restricted Subsidiary); and (iii) any Investment (other than any Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of a Subsidiary of the Company as an Unrestricted Subsidiary).

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III.	The provisions set forth in Section I above use the following definitions from Section Two of the First Supplemental Indenture that will continue to be used in other covenants in the Existing Notes Indenture and will not be changed:

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (i) environmental warranties and indemnities, or (ii) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (i)(a) above.

IV.	If the Proposed Amendments become effective, the following section from Article Three of the First Supplemental Indenture will be amended as indicated by deleting the text presented below in “~~strike-through~~” format:

Section 3.09.  Limitations on Mergers, Consolidations and Sales of Assets.

Neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or this Indenture (as an entirety or substantially in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which the Company or a Restricted Subsidiary is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless: (i) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing, (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction (exclusive of any adjustments to Consolidated Net Worth attributable to transaction costs) ~~less any amount treated as a Restricted Payment in connection with such transaction in accordance with this Indenture and (iv) unless prior to such transaction the Notes are rated Investment Grade by both Rating Agencies (after which this clause (iv) shall not apply), immediately after giving effect to such transaction, the Company could incur at least $1.00 of Indebtedness pursuant to Section 3.02(a)~~. The foregoing provisions shall not apply to (i) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee pursuant to the Indenture or (ii) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

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V.	If the Proposed Amendments become effective, the following definitions from Article Two of the First Supplemental Indenture will be amended as indicated by deleting any text presented below in “~~strike-through~~” format and adding any text presented below with a double underline
:

“Acquired Indebtedness” means (i) with respect to any Person that becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) after the Issue Date, Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into the Company or any Restricted Subsidiary) and (ii) with respect to the Company or any Restricted Subsidiary, any Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of any assets from another Person (other than the Company or any Restricted Subsidiary), which Indebtedness was not incurred by such other Person in connection with or in contemplation of such acquisition. Indebtedness incurred in connection with or in contemplation of any transaction described in clause (i) or (ii) of the preceding sentence shall ~~be deemed to have been incurred by the Company or a Restricted Subsidiary, as the case may be, at the time such Person becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) in the case of clause (i) or at the time of the acquisition of such assets in the case of clause (ii), but shall~~ not be deemed Acquired Indebtedness.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness~~permitted to be incurred under this Supplemental Indenture~~.

“Permitted Liens” means: (1) Liens for taxes, assessments or governmental or quasi government charges or claims that (a) are not yet delinquent, (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, or (c) encumber solely property abandoned or in the process of being abandoned, (2) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, (3) Liens (other than any Lien imposed by the Employer Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contacts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (i)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Restricted Subsidiaries, (5) attachment or judgment Liens not giving rise to a Default or an Event of Default, (6) easements, dedications, assessment district or similar liens in connection with municipal or special district financing, rights-of-way, restrictions, reservations and other similar charges, burdens, and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries, (7) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and the Restricted Subsidiaries, (8) Liens securing Indebtedness ~~incurred pursuant to clause (8) or (9) of the definition of Permitted~~
constituting Specified
 Indebtedness, (9) Liens securing Indebtedness of the Company or any Restricted Subsidiary ~~permitted to be incurred under the Indenture~~; provided, that the aggregate amount of all consolidated Indebtedness of the Company and the Restricted Subsidiaries (including, with respect to Capitalized Lease Obligations, the Attributable Debt in respect thereof) secured by Liens (other than Non-Recourse Indebtedness and Indebtedness ~~incurred pursuant to clause (9)~~
referred to in clause (ii)
 of the definition of ~~Permitted~~
Specified
 Indebtedness) shall not exceed 40% of Consolidated Adjusted Tangible

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Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof), (10) Liens securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness, (11) Liens securing Purchase Money Indebtedness; provided that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness, (12) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness of the Company or any Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries, (13) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries, (14) purchase money security interests (including, without limitation, Capitalized Lease Obligations); provided, that such Liens apply only to the Property acquired and the related Indebtedness is incurred within 90 days after the acquisition of such Property, (15) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided, that such sale is not otherwise prohibited under the Indenture, (16) any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Restricted Subsidiary with or held by such lender or lenders or its Affiliates, (17) any pledge or deposit of cash or property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and its Restricted Subsidiaries, (18) Liens for homeowner and property owner association developments and assessments, (19) Liens securing Refinancing Indebtedness; provided, that such Liens extend only to the assets securing the Indebtedness being refinanced, (20) Liens incurred in the ordinary course of business as security for the obligations of the Company and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers, and (21) Liens securing Senior Indebtedness and Liens securing Guarantor Senior Indebtedness.

“Refinancing Indebtedness” means Indebtedness ~~(to the extent not Permitted Indebtedness)~~ that refunds, refinances or extends any Indebtedness of the Company or any Restricted Subsidiary~~(to the extent not Permitted Indebtedness) outstanding on the Issue Date or other Indebtedness (to the extent not Permitted Indebtedness) permitted to be incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture~~
(other than Specified Indebtedness)
, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes or the Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended.

“Unrestricted Subsidiary” means any Subsidiary of the Company so designated by a resolution adopted by the Board of Directors of the Company or a duly authorized committee thereof as provided below; provided that (a) the holders of Indebtedness thereof do not have direct or indirect recourse against the Company or any Restricted Subsidiary, and neither the Company nor any Restricted Subsidiary otherwise has liability for, any payment obligations in respect of such Indebtedness (including any undertaking, agreement or instrument evidencing such Indebtedness), except,~~(i) in each case, to the extent that the amount thereof constitutes a Restricted Payment permitted by the Indenture, (ii)~~ in the case of Non-Recourse Indebtedness, to the extent such recourse or liability is for the matters discussed in the last sentence of the definition of “Non-Recourse Indebtedness,” or~~(iii)~~ to the extent such Indebtedness is a guarantee by such Subsidiary of Indebtedness of the Company or a Restricted Subsidiary, and (b) no holder of any Indebtedness of such Subsidiary shall have a right to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior

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to its stated maturity as a result of a default on any Indebtedness of the Company or any Restricted Subsidiary
, and (c) such Subsidiary does not guarantee the Indebtedness (other than the New Notes) outstanding under any of the credit facilities under which the Company or any Restricted Subsidiary may incur indebtedness for working capital and general corporate purposes (including acquisitions) (as from time to time in effect), the Indenture, dated as of June 9, 1997, among the Company, the guarantors named therein and the Trustee (as amended or supplemented from time to time) or the Indenture, dated as of September 11, 2000, among the Company, the guarantors named therein and American Stock Transfer and Trust Company (as amended or supplemented from time to time).
 Subject to the foregoing, the Board of Directors of the Company or a duly authorized committee thereof may designate any Subsidiary to be an Unrestricted Subsidiary; provided, however, that ~~(i) the net amount (the “Designation Amount”) then outstanding of all previous Investments by the Company and the Restricted Subsidiaries in such Subsidiary will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under Section 3.04 hereof, to the extent provided therein, (ii) the Company must be permitted under Section 3.04 hereof to make the Restricted Payment deemed to have been made pursuant to clause (i), and (iii)~~ after giving effect to such designation, no Default or Event of Default shall have occurred or be continuing.~~In accordance with the foregoing, and not in limitation thereof, Investments made by any Person in any Subsidiary of such Person prior to such Person’s merger with the Company or any Restricted Subsidiary (but not in contemplation or anticipation of such merger) shall not be counted as an Investment by the Company or such Restricted Subsidiary if such Subsidiary of such Person is designated as an Unrestricted Subsidiary.~~ The Board of Directors of the Company or a duly authorized committee thereof may also redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary~~; provided, however, that (i) the Indebtedness of such Unrestricted Subsidiary as of the date of such redesignation could then be incurred under Section 3.02 hereof and (ii) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under Section 3.02(a) hereof~~. Any such designation or redesignation by the Board of Directors of the Company or a committee thereof will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company or a committee thereof giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers’ Certificate. The designation of any Person as an Unrestricted Subsidiary shall be deemed to include a designation of all Subsidiaries of such Person as Unrestricted Subsidiaries; provided, however, that the ownership of the general partnership interest (or a similar member’s interest in a limited liability company) by an Unrestricted Subsidiary shall not cause a Subsidiary of the Company of which more than 95% of the equity interest is held by the Company or one or more Restricted Subsidiaries to be deemed an Unrestricted Subsidiary.

VI.	If the Proposed Amendments become effective, the following additional defined term will be added to Article Two of the First Supplemental Indenture:

“Specified Indebtedness” means (i) Indebtedness secured only by office buildings owned or occupied by the Company or any Restricted Subsidiary, which Indebtedness does not exceed $20 million aggregate principal amount outstanding at any one time, and (ii) Indebtedness under warehouse lines of credit, repurchase agreements and Indebtedness secured by mortgage loans and related assets of mortgage lending Subsidiaries in the ordinary course of a mortgage lending business.

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APPENDIX II

DESCRIPTION OF NEW NOTES

The New Notes will be issued under the Indenture dated as of June 9, 1997, as supplemented, among the Company, the guarantors named therein and the Trustee (the “New Notes Indenture”). The following is a summary of the material terms and provisions of the New Notes. The terms of the New Notes include those set forth in the New Notes Indenture and those made part of the New Notes Indenture by reference to the Trust Indenture Act, as in effect on the date of the New Notes Indenture. The New Notes are subject to all such terms, and holders of Existing Notes are referred to the New Notes Indenture and the Trust Indenture Act for a statement of such terms. As used in this “Description of New Notes,” the term “Company” refers to D.R. Horton, Inc. and not any of its Subsidiaries. A copy of the form of the New Notes Indenture will be provided upon request to the Exchange Agent and Information Agent.

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the New Notes Indenture, and those definitions are incorporated herein by reference.

General

The New Notes will bear interest at 9.75% per annum, the same interest rate as the Existing Notes. Interest will accrue from March 15, 2008, the last interest payment date for the Existing Notes on which interest has been paid, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2008, to Holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding each such interest payment date. The New Notes will mature on September 15, 2010, and will be issued in denominations of $1,000 and integral multiples thereof. Up to an aggregate principal amount of $113.5 million of New Notes will be issued in the Offer. This amount represents the principal amount of the Existing Notes currently outstanding.

The New Notes will be guaranteed by each of the Guarantors pursuant to the guarantees (the “Guarantees”) described below. The Guarantors will initially be our subsidiaries which guarantee the Existing Notes as well as our other senior notes and our revolving credit facility. The Guarantors currently do not include our subsidiaries that are engaged in the financial services segment. These subsidiaries currently do not guarantee our other senior notes or our revolving credit facility. In addition, the New Notes will not initially be guaranteed by several of our insignificant subsidiaries.

Ranking

The New Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the New Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated. The Guarantees described below will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all existing and future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated.

Secured creditors of the Company and the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of Holders of the New Notes against those assets. At March 31, 2008, assuming that all Existing Notes are exchanged for New Notes in the Offer, the Company and the Guarantors would have had approximately $3,581.1 million of Indebtedness (including the New Notes) outstanding. Of this Indebtedness, $42.8 million would have been secured debt, $113.5 million would have been equal to the New Notes, and no Indebtedness would have been subordinated to the New Notes. In addition, at such date, our non-guarantor subsidiaries had approximately $164.0 million of debt outstanding.

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Redemption

The New Notes will not be redeemable prior to maturity. There is no sinking fund for the Notes.

The Guarantees

Each of the Guarantors will (so long as it remains a Restricted Subsidiary) unconditionally guarantee on a joint and several basis all of the Company’s obligations under the New Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the New Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the New Notes Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Except as provided in the covenants described under “Certain Covenants” below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

The New Notes Indenture will require that each existing and future Restricted Subsidiary be a Guarantor. The Company will be permitted to cause any Unrestricted Subsidiary to be a Guarantor.

The New Notes Indenture will provide that if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries, or, unless the Company elects otherwise, if any Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the New Notes Indenture, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor or a designation as an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the New Notes Indenture without any further action on the part of the Trustee or any Holder of the New Notes.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Trustee or any Holder.

Certain Covenants

The following is a summary of certain covenants contained in the New Notes Indenture. Such covenants are applicable (unless waived or amended as permitted by the New Notes Indenture) so long as any of the New Notes are outstanding or until the New Notes are defeased pursuant to provisions described under “Defeasance of Indenture.”

Repurchase of New Notes upon Change of Control.  In the event that there shall occur a Change of Control, each Holder of New Notes shall have the right, at such Holder’s option, to require the Company to purchase all or any part of such Holder’s New Notes on a date (the “Repurchase Date”) that is no later than 90 days after notice of the Change of Control, at 101% of the principal amount thereof plus accrued and unpaid interest to the Repurchase Date.

On or before the thirtieth day after any Change of Control, the Company is obligated to mail, or cause to be mailed, to all Holders of record of New Notes a notice regarding the Change of Control and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the price for the New Notes and the procedure which the Holder must follow to exercise such right.

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Substantially simultaneously with mailing of the notice, the Company shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise such right, the Holder of such New Note must deliver at least ten days prior to the Repurchase Date written notice to the Company (or an agent designated by the Company for such purpose) of the Holder’s exercise of such right, together with the New Note with respect to which the right is being exercised, duly endorsed for transfer; provided, however, that if mandated by applicable law, a Holder may be permitted to deliver such written notice nearer to the Repurchase Date than may be specified by the Company.

The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable, if the Company is required to give a notice of right of repurchase as a result of a Change of Control.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the New Notes Indenture (including as set forth in the definition of “Change of Control” and under “Limitations on Mergers, Consolidations and Sales of Assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the New Notes Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase New Notes.

None of the provisions relating to a repurchase upon a Change of Control is waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not result in a Change of Control, but would increase the amount of Indebtedness outstanding at such time.

The New Notes Indenture requires the payment of money for New Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control offer. In the event that a Change of Control has occurred under the New Notes Indenture, a change of control may have also occurred under the agreements governing other Indebtedness of the Company or its subsidiaries. In addition, a Change of Control may also result in the acceleration of Indebtedness under the Company’s revolving credit facility. If a Change of Control were to occur, the Company believes it would not have sufficient funds to pay the purchase price for all New Notes and amounts due under other Indebtedness that the Company may be required to repurchase or repay. In the event that the Company were required to purchase outstanding New Notes pursuant to a Change of Control offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Failure by the Company to purchase the New Notes when required upon a Change of Control will result in an Event of Default with respect to the New Notes.

These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of New Notes which may be tendered to the Company upon the occurrence of a Change of Control.

Limitations on Liens.  The New Notes Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its Property, or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, unless contemporaneously therewith or prior thereto all payments due under the New Notes Indenture and the New Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

Limitations on Restrictions Affecting Restricted Subsidiaries.  The New Notes Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions of leases and other agreements that restrict the assignability thereof) on the ability of any Restricted Subsidiary to

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(1) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any other Restricted Subsidiary, or pay interest on or principal of any Indebtedness owed to the Company or any other Restricted Subsidiary,

(2) make loans or advances to the Company or any other Restricted Subsidiary, or

(3) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for:

(a) encumbrances or restrictions existing under or by reason of applicable law,

(b) covenants or restrictions contained in Indebtedness in effect on the Issue Date as such covenants or restrictions are in effect on such date,

(c) any restrictions or encumbrances arising under Acquired Indebtedness; provided, that such encumbrance or restriction applies only to either the assets that were subject to the restriction or encumbrance at the time of the acquisition or the obligor on such Indebtedness and its Subsidiaries,

(d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided, however, that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness shall not be materially more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended,

(e) any Permitted Lien, or any other agreement restricting the sale or other disposition of property, securing Indebtedness if such Permitted Lien or agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make or repay loans or advances prior to default thereunder,

(f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness,

(g) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, and

(h) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitations on Mergers, Consolidations and Sales of Assets.  The New Notes Indenture will provide that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the New Notes, the Guarantees or the New Notes Indenture (as an entirety or substantially in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which the Company or a Restricted Subsidiary is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the New Notes or a Guarantee, as the case may be, and the New Notes Indenture,

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing, and

(3) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net

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Worth of the Company immediately prior to such transaction (exclusive of any adjustments to Consolidated Net Worth attributable to transaction costs).

The foregoing provisions shall not apply to:

(a) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee as provided under “The Guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

Reports to Holders of New Notes.  The Company shall file with the Commission the annual reports and the information, documents and other reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall file with the Trustee and mail to each Holder of record of New Notes such reports, information and documents within 15 days after it files them with the Commission. In the event that the Company is no longer subject to these periodic requirements of the Exchange Act, it will nonetheless continue to file reports with the Commission and the Trustee and mail such reports to each Holder of New Notes as if it were subject to such reporting requirements. Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements and a “Management’s Discussion and Analysis of Results of Operations and Financial Condition” written report, similar to those that would have been required to appear in annual or quarterly reports, to be delivered to Holders of New Notes.

Events of Default

The following will be Events of Default under the New Notes Indenture:

(1) the failure by the Company to pay interest on any New Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any New Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any Restricted Subsidiary to comply with any of its agreements or covenants in, or provisions of, the New Notes, the Guarantees or the New Notes Indenture and such failure continues for the period and after the notice specified below (except in the case of a default under covenants described under “Certain Covenants — Repurchase of New Notes upon Change of Control” and “Limitations on Mergers, Consolidations and Sales of Assets,” which will constitute Events of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary that has an outstanding principal amount of $25 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company or any Restricted Subsidiary to make any principal or interest payment in an amount of $25 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) a final judgment or judgments that exceed $25 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

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(7) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(9) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the New Notes Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the New Notes Indenture and the Guarantee).

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding New Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to covenants described under “Certain Covenants — Repurchase of New Notes upon Change of Control” and “Limitations on Mergers, Consolidations and Sales of Assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (7) or (8) above), shall have occurred and be continuing under the New Notes Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the New Notes then outstanding by notice to the Company and the Trustee, may declare all New Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the New Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (7) or (8) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

The Holders of a majority in principal amount of the New Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the New Notes under the New Notes Indenture. Holders of a majority in principal amount of the then outstanding New Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the New Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Holders may not enforce the provisions of the New Notes Indenture, the New Notes or the Guarantees except as provided in the New Notes Indenture. Subject to certain limitations, Holders of a majority in principal amount of the New Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the New Notes

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Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the New Notes or that resulted from the failure to comply with the covenant entitled “Repurchase of New Notes upon Change of Control”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual statement regarding compliance with the New Notes Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

Defeasance of Indenture

The New Notes Indenture will permit the Company and the Guarantors to terminate all of their respective obligations under the New Notes Indenture, other than the obligation to pay interest on and the principal of the New Notes and certain other obligations, at any time by

(1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the New Notes to their maturity, and

(2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the New Notes Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the New Notes Indenture (including the obligations to pay interest on and the principal of the New Notes and certain other obligations), at any time by

(1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the New Notes to their maturity, and

(2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

Amendment, Supplement and Waiver

Subject to certain exceptions, the New Notes Indenture, the New Notes or the Guarantees may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for New Notes) of the Holders of at least a majority in principal amount of the New Notes then outstanding, and any existing Default under, or compliance with any provision of the New Notes Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the New Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for New Notes) of the Holders of a majority in principal amount of the New Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the New Notes Indenture, the New Notes or the Guarantees to cure any ambiguity, defect or inconsistency; to comply with the “Limitations on Mergers, Consolidations and Sales of Assets” covenant set forth in the New Notes Indenture; to provide for uncertificated New Notes in addition to or in place of certificated New Notes; to make any change that does not adversely affect the legal rights of any Holder; or to delete a Guarantor which, in accordance with the terms of the New Notes Indenture, ceases to be liable on its Guarantee.

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Without the consent of each Holder affected, the Company and the Trustee may not:

(1) reduce the amount of New Notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the rate of or change the time for payment of interest, including default interest, on any New Note,

(3) reduce the principal of or change the fixed maturity of any New Note or alter the provisions (including related definitions) with respect to mandatory offers to purchase New Notes described under “Repurchase of New Notes upon Change of Control,”

(4) make any New Note payable in money or securities other than that stated in the New Note,

(5) make any change in the “Waiver of Past Defaults and Compliance with New Notes Indenture Provisions,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the New Notes Indenture,

(6) modify the ranking or priority of the New Notes or any Guarantee,

(7) release any Guarantor from any of its obligations under its Guarantee or the New Notes Indenture otherwise than in accordance with the New Notes Indenture, or

(8) waive a continuing Default or Event of Default in the payment of principal of or interest on the New Notes.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the New Notes Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any New Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the New Notes Indenture.

Concerning the Trustee

The New Notes Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the New Notes Indenture), it must eliminate such conflict or resign. In the ordinary course of its business, the Trustee provides, and may continue to provide, service to the Company as transfer agent for the common stock and as trustee for other debt securities of the Company.

The Holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Notes Indenture will provide that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Notes Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The New Notes Indenture, the New Notes and the Guarantees will be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

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Certain Definitions

Set forth below is a summary of certain of the defined terms used in the New Notes Indenture. Reference is made to the New Notes Indenture for the full definition of all terms used in the New Notes Indenture.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) after the Issue Date, Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into the Company or any Restricted Subsidiary) and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of any assets from another Person (other than the Company or any Restricted Subsidiary), which Indebtedness was not incurred by such other Person in connection with or in contemplation of such acquisition. Indebtedness incurred in connection with or in contemplation of any transaction described in clause (1) or (2) of the preceding sentence shall not be deemed Acquired Indebtedness.

“Affiliate” means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified.

“Attributable Debt” means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Disqualified Stock and Preferred Stock.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Restricted Subsidiaries to any Person (other than a Restricted Subsidiary); provided, however, that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such Person immediately after such transaction shall not be a Change of Control;

(2) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company;

(3) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or

(4) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control.

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“Common Equity” of any Person means Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Restricted Subsidiaries at the end of the fiscal quarter immediately preceding the date less any assets securing any Non-Recourse Indebtedness, as determined in accordance with GAAP.

“Consolidated Net Worth” of any Person as of any date means the stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less any amount attributable to Unrestricted Subsidiaries.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Continuing Director” means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company’s stockholders, was duly approved by a majority of the Continuing Directors on the Board of Directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

“Control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the New Notes or (2) is convertible into or exchangeable or exercisable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (1) above, in each case, at any time prior to the final maturity date of the New Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the New Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption “Certain Covenants — Repurchase of New Notes upon Change of Control” and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such

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provisions prior to the Company’s purchase of the New Notes as are required pursuant to the provisions described under the caption “Certain Covenants — Repurchase of New Notes upon Change of Control.”

“Event of Default” has the meaning set forth in “— Events of Default.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Guarantee” means the guarantee of the New Notes by each Guarantor under the New Notes Indenture.

“Guarantors” means (i) initially, each of:

          C. Richard Dobson Builders, Inc.
          CH Investments of Texas, Inc.
          CHI Construction Company
          CHTEX of Texas, Inc.
          Continental Homes, Inc.
          Continental Homes of Texas, L.P.
          Continental Residential, Inc.
          D.R. Horton — Emerald, Ltd.
          D.R. Horton, Inc. — Birmingham
          D.R. Horton, Inc. — Chicago
          D.R. Horton, Inc. — Denver
          D.R. Horton, Inc. — Dietz-Crane
          D.R. Horton, Inc. — Fresno
          D.R. Horton, Inc. — Greensboro
          D.R. Horton, Inc. — Gulf Coast
          D.R. Horton, Inc. — Jacksonville
          D.R. Horton, Inc. — Louisville
          D.R. Horton, Inc. — Minnesota
          D.R. Horton, Inc. — New Jersey
          D.R. Horton, Inc. — Portland
          D.R. Horton, Inc. — Sacramento
          D.R. Horton, Inc. — Torrey
          D.R. Horton LA North, Inc.
          D.R. Horton Los Angeles Holding Company, Inc.
          D.R. Horton Management Company, Ltd.
          D.R. Horton Materials, Inc.
          D.R. Horton OCI, Inc.
          D.R. Horton — Schuler Homes, LLC
          D.R. Horton — Texas, Ltd.
          D.R. Horton VEN, Inc.
          DRH Cambridge Homes, Inc.
          DRH Cambridge Homes, LLC
          DRH Construction, Inc.
          DRH Regrem VII, LP
          DRH Regrem VIII, LLC
          DRH Regrem XI, Inc.
          DRH Regrem XII, LP
          DRH Regrem XIII, Inc.
          DRH Regrem XIV, Inc.
          DRH Regrem XV, Inc.

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          DRH Regrem XVI, Inc.
          DRH Regrem XVII, Inc.
          DRH Regrem XVIII, Inc.
          DRH Regrem XIX, Inc.
          DRH Regrem XX, Inc.
          DRH Regrem XXI, Inc.
          DRH Regrem XXII, Inc.
          DRH Regrem XXIII, Inc.
          DRH Regrem XXIV, Inc.
          DRH Regrem XXV, Inc.
          DRH Southwest Construction, Inc.
          DRH Tucson Construction, Inc.
          DRHI, Inc.
          HPH Homebuilders 2000 L.P.
          KDB Homes, Inc.
          Meadows I, Ltd.
          Meadows II, Ltd.
          Meadows VIII, Ltd.
          Meadows IX, Inc.
          Meadows X, Inc.
          Melmort Co.
          Melody Homes, Inc.
          Schuler Homes of Arizona LLC
          Schuler Homes of California, Inc.
          Schuler Homes of Oregon, Inc.
          Schuler Homes of Washington, Inc.
          Schuler Mortgage, Inc.
          Schuler Realty Hawaii, Inc.
          SGS Communities at Grande Quay, L.L.C.
          SHA Construction LLC
          SHLR of California, Inc.
          SHLR of Colorado, Inc.
          SHLR of Nevada, Inc.
          SHLR of Utah, Inc.
          SHLR of Washington, Inc.
          SRHI LLC
          SSHI LLC
          Vertical Construction Corporation
          Western Pacific Funding, Inc.
          Western Pacific Housing Co., a California Limited Partnership
          Western Pacific Housing, Inc.
          Western Pacific Housing Management, Inc.
          Western Pacific Housing-Antigua, LLC
          Western Pacific Housing-Aviara, L.P.
          Western Pacific Housing-Boardwalk, LLC
          Western Pacific Housing-Broadway, LLC
          Western Pacific Housing-Canyon Park, LLC
          Western Pacific Housing-Carmel, LLC
          Western Pacific Housing-Carrillo, LLC
          Western Pacific Housing-Communications Hill, LLC
          Western Pacific Housing-Copper Canyon, LLC
          Western Pacific Housing-Creekside, LLC
          Western Pacific Housing-Culver City, L.P.

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          Western Pacific Housing-Del Valle, LLC
          Western Pacific Housing-Lomas Verdes, LLC
          Western Pacific Housing-Lost Hills Park, LLC
          Western Pacific Housing-McGonigle Canyon, LLC
          Western Pacific Housing-Mountaingate, L.P.
          Western Pacific Housing-Norco Estates, LLC
          Western Pacific Housing-Oso, L.P.
          Western Pacific Housing-Pacific Park II, LLC
          Western Pacific Housing-Park Avenue East, LLC
          Western Pacific Housing-Park Avenue West, LLC
          Western Pacific Housing-Playa Vista, LLC
          Western Pacific Housing-Poinsettia, L.P.
          Western Pacific Housing-River Ridge, LLC
          Western Pacific Housing-Robinhood Ridge, LLC
          Western Pacific Housing-Santa Fe, LLC
          Western Pacific Housing-Scripps, L.P.
          Western Pacific Housing-Scripps II, LLC
          Western Pacific Housing-Seacove, L.P.
          Western Pacific Housing-Studio 528, LLC
          Western Pacific Housing-Terra Bay Duets, LLC
          Western Pacific Housing-Torrance, LLC
          Western Pacific Housing-Torrey Commercial, LLC
          Western Pacific Housing-Torrey Meadows, LLC
          Western Pacific Housing-Torrey Multi-Family, LLC
          Western Pacific Housing-Torrey Village Center, LLC
          Western Pacific Housing-Vineyard Terrace, LLC
          Western Pacific Housing-Windemere, LLC
          Western Pacific Housing-Windflower, L.P.
          WPH-Camino Ruiz, LLC

and (ii) each of the Company’s Subsidiaries which becomes a guarantor of the New Notes pursuant to the provisions of the New Notes Indenture. An Unrestricted Subsidiary may become a Guarantor if it (x) is so designated by resolution of the Board of Directors of the Company and (y) executes a supplemental indenture satisfactory to the Trustee.

“Holder” means the Person in whose name a New Note is registered in the books of the Registrar for the New Notes.

“Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit or similar instruments issued for the benefit of or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof is not required to be recorded as a liability in accordance with GAAP), or (c) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof),

(2) any Indebtedness of others that such Person has guaranteed to the extent of the guarantee,

(3) to the extent not otherwise included, the obligations of such Person under Currency Agreements or Interest Protection Agreements to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP, and

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(4) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (b) the maximum liability of such Person for any contingent obligations under clause (2) above at such date, net of any unamortized discount to be accounted for as Interest Expense in accordance with GAAP, and (c) in the case of clause (4) above, the lesser of (x) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (y) the amount of the Indebtedness secured.

“Intangible Assets” of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangible on the consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs (but reduced by net gains) associated with Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales), and (ii) all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any Person other than the Company or any Restricted Subsidiary during such period; provided, that Interest Expense shall exclude any expense associated with the complete write-off of financing fees and expenses in connection with the repayment of any Indebtedness.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of (1) Interest Expense and (2) all capitalized interest and amortized debt issuance costs.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness.

“Issue Date” means the date on which the New Notes are originally issued under the New Notes Indenture.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will

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not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Paying Agent” means the Trustee or any successor paying agent.

“Permitted Liens” means:

(1) Liens for taxes, assessments or governmental or quasi-government charges or claims that (a) are not yet delinquent, (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, or (c) encumber solely property abandoned or in the process of being abandoned,

(2) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required,

(3) Liens (other than any Lien imposed by the Employer Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security,

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Restricted Subsidiaries,

(5) attachment or judgment Liens not giving rise to a Default or an Event of Default,

(6) easements, dedications, assessment district or similar liens in connection with municipal or special district financing, rights-of-way, restrictions, reservations and other similar charges, burdens, and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries,

(7) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and the Restricted Subsidiaries,

(8) Liens securing Indebtedness constituting Specified Indebtedness,

(9) Liens securing Indebtedness of the Company or any Restricted Subsidiary; provided, that the aggregate amount of all consolidated Indebtedness of the Company and the Restricted Subsidiaries (including, with respect to Capitalized Lease Obligations, the Attributable Debt in respect thereof) secured by Liens (other than Non-Recourse Indebtedness and Indebtedness referred to in clause (2) of the definition of Specified Indebtedness) shall not exceed 40% of Consolidated Adjusted Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof),

(10) Liens securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness,

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(11) Liens securing Purchase Money Indebtedness; provided, that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness,

(12) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness of the Company or any Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries,

(13) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries,

(14) purchase money security interests (including, without limitation, Capitalized Lease Obligations); provided, that such Liens apply only to the Property acquired and the related Indebtedness is incurred within 90 days after the acquisition of such Property,

(15) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided, that such sale is not otherwise prohibited under the New Notes Indenture,

(16) any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Restricted Subsidiary with or held by such lender or lenders or its Affiliates,

(17) any pledge or deposit of cash or property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and its Restricted Subsidiaries,

(18) Liens for homeowner and property owner association developments and assessments,

(19) Liens securing Refinancing Indebtedness; provided, that such Liens extend only to the assets securing the Indebtedness being refinanced, and

(20) Liens incurred in the ordinary course of business as security for the obligations of the Company and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 90 days after the acquisition of such property or completion of such construction or improvement.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or any Restricted Subsidiary (other than Specified Indebtedness), but only to the extent that

(1) the Refinancing Indebtedness is subordinated to the New Notes or the Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

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(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the New Notes,

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the New Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the New Notes, and

(4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended.

“Registrar” means American Stock Transfer & Trust Company or any successor registrar of the Notes.

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Specified Indebtedness” means:

(1) Indebtedness secured only by office buildings owned or occupied by the Company or any Restricted Subsidiary, which Indebtedness does not exceed $20 million aggregate principal amount outstanding at any one time; and

(2) Indebtedness under warehouse lines of credit, repurchase agreements and Indebtedness secured by mortgage loans and related assets of mortgage lending Subsidiaries in the ordinary course of a mortgage lending business.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning set forth in “— Certain Covenants — Limitations on Mergers, Consolidations and Sale of Assets.”

“Trustee” means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the New Notes Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company so designated by a resolution adopted by the Board of Directors of the Company or a duly authorized committee thereof as provided below; provided that (a) the holders of Indebtedness thereof do not have direct or indirect recourse against the Company or any Restricted Subsidiary, and neither the Company nor any Restricted Subsidiary otherwise has liability for, any payment obligations in respect of such Indebtedness (including any undertaking, agreement or instrument evidencing such Indebtedness), except, in the case of Non-Recourse Indebtedness, to the extent such recourse or liability is for the matters discussed in the last sentence of the definition of “Non-Recourse Indebtedness,” or to the extent such Indebtedness is a guarantee by such Subsidiary of Indebtedness of the Company or a Restricted Subsidiary, (b) no holder of any Indebtedness of such Subsidiary shall have a right to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity as a result of a default on any Indebtedness of the Company or any Restricted Subsidiary, and (c) such Subsidiary does not guarantee the Indebtedness (other than the New Notes) outstanding under any of the credit facilities under which the Company or any Restricted Subsidiary may incur indebtedness for working capital and general corporate purposes (including acquisitions) (as from time to time in effect), the Indenture, dated as of June 9, 1997, among the Company, the guarantors named therein and the Trustee (as amended or supplemented from time to time) or the Indenture, dated as of September 11, 2000, among the Company, the guarantors named therein and American Stock Transfer and Trust Company (as amended or supplemented from time to time).

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Subject to the foregoing, the Board of Directors of the Company or a duly authorized committee thereof may designate any Subsidiary to be an Unrestricted Subsidiary; provided, however, that after giving effect to such designation, no Default or Event of Default shall have occurred or be continuing.

The Board of Directors of the Company or a duly authorized committee thereof may also redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary. Any such designation or redesignation by the Board of Directors of the Company or a committee thereof will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company or a committee thereof giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers’ Certificate. The designation of any Person as an Unrestricted Subsidiary shall be deemed to include a designation of all Subsidiaries of such Person as Unrestricted Subsidiaries; provided, however, that the ownership of the general partnership interest (or a similar member’s interest in a limited liability company) by an Unrestricted Subsidiary shall not cause a Subsidiary of the Company of which more than 95% of the equity interest is held by the Company or one or more Restricted Subsidiaries to be deemed an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (i)(a) above.

Book Entry, Delivery and Form

The New Notes will be issued in the form of a fully registered Global Note (the “Global Note”). The Global Note will be deposited on or about the Issue Date with, or on behalf of, the Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Exchange Agent and Information Agent with portions of the principal amount of the Global Note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any New Notes, the Global Note Holder will be considered the sole owner or Holder of such New Notes outstanding under the New Notes Indenture. Except as provided below, owners of New Notes will not be entitled to have New Notes registered in their names, will not receive or be entitled to receive physical delivery of New Notes in definitive form, and will not be considered the Holders thereof under the New Notes Indenture for any purpose, including with respect

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to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in New Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

Neither the Company, the Trustee, the Paying Agent nor the New Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such New Notes.

Payments in respect of the principal, premium, if any, and interest on any New Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the New Notes Indenture. Under the terms of the New Notes Indenture, the Company and the Trustee may treat the Persons in whose names the New Notes, including the Global New Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest).

The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the New Notes are represented by a Global Note, the Depositary’s nominee will be the Holder of the New Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the New Notes. See “Covenants — Repurchase of New Notes upon a Change of Control.” Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in New Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular New Note, the beneficial owner of such New Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such New Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a New Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated Securities

Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for New Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such New Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated Securities under the New Notes Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, New Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related New Notes.

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Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of New Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the New Notes to be issued).

Same-Day Settlement and Payment

The New Notes Indenture will require that payments in respect of the New Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the Certificated New Notes also will be settled in immediately available funds.

Transfer and Exchange

A Holder may transfer or exchange the New Notes in accordance with the procedures set forth in the New Notes Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the New Notes Indenture.

The registered Holder of a New Note will be treated as the owner of it for all purposes.

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Manually signed facsimile copies of the Letter of Transmittal and Consent will be accepted. The Letter of Transmittal and Consent and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent and Information Agent at its address or facsimile number set forth below. Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Exchange Agent and Information Agent or the Lead Financial Advisor at their telephone numbers and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer or the Consent Solicitation.

The Exchange Agent and Information Agent for the Offer and the Consent Solicitation is:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

By Facsimile (Eligible Institutions Only): (781) 930-4942 Attention: D.R. Horton, Inc.	By Overnight Delivery: 161 Bay State Drive Braintree, MA 02184

Confirmation by Telephone: (781) 930-4900	By Mail or Hand Delivery: P.O. Box 859028 Braintree, MA 02185-9208 Attention: Corporation Actions; D.R. Horton, Inc.

The Lead Financial Advisor for the Offer and the Consent Solicitation is:

RBS Greenwich Capital
600 Steamboat Road
Greenwich, CT 06830
Telephone: (203) 618-6145
Toll Free: (877) 297-9832

You may obtain information from D.R. Horton at:

301 Commerce Street, Suite 500
Fort Worth, TX 76102
Attention: Investor Relations
Telephone: (817) 390-8200